Exhibit 10.52

MEMBERSHIP INTEREST PURCHASE AGREEMENT

SALE OF BR LANSBROOK JV MEMBER, LLC INTERESTS

FROM

BLUEROCK SPECIAL OPPORTUNITY + INCOME FUND II, LLC AND

BLUEROCK SPECIAL OPPORTUNITY + INCOME FUND III, LLC

TO

BLUEROCK RESIDENTIAL HOLDINGS, L.P.

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7.1	Seller’s Default	22
7.2	REIT’s Default	22

Article 8.	INDEMNIFICATION AND LIMITATION ON LIABILITY	22

8.1	Indemnification of REIT by SOIF II	22
8.2	Limitation on SOIF II’s Liability	22
8.3	Indemnification of REIT by SOIF III	22
8.4	Limitation on SOIF III’s Liability	23
8.5	Pledge Agreement	23
8.6	Indemnification of the SOIF Parties by REIT	24
8.7	Limitation on REIT’s Liability	24
8.8	SOIF Parties’ Loan Guarantees	24
8.9	Survival	24

Article 9.	MISCELLANEOUS	24

9.1	Parties Bound	24
9.2	Headings; Entirety; Amendments	24
9.3	Invalidity and Waiver	25
9.4	Governing Law; Calculation of Time Periods; Time	25
9.5	No Third Party Beneficiary	25
9.6	Confidentiality	25
9.7	Enforcement Expenses	25
9.8	Notices	25
9.9	Construction	26
9.10	Execution in Counterparts	26
9.11	Further Assurances	26
9.12	Waiver of Jury Trial; Forum	26
9.13	Mutual Execution	26
9.14	Cooperation	26
9.15	Exclusivity	26

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

SCHEDULE OF EXHIBITS AND APPENDICES

Schedule 1.1	-	Sellers, Acquiror, Interest to be Acquired and Allocated Purchase Price
Exhibit A	-	Property Description
Exhibit B	-	Org Chart
Exhibit C	-	Form of Pledge Agreement

Appendix 1.2	-	Defined Terms

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is made as of the Effective Date (defined below), by and among BLUEROCK SPECIAL OPPORTUNITY + INCOME FUND II, LLC, a Delaware limited liability company (“SOIF II”), BLUEROCK SPECIAL OPPORTUNITY + INCOME FUND III, LLC, a Delaware limited liability company (“SOIF III”) (collectively, SOIF II and SOIF III shall be referred to herein as the “SOIF Parties” or the “Sellers,” and individually, each is a “Seller”) and BLUEROCK RESIDENTIAL HOLDINGS, L.P., a Delaware limited partnership (“REIT”).

RECITALS

A.           SOIF II is a co-manager of, and the owner and holder of a 40% limited liability company interest in, BR Lansbrook JV Member, LLC, a Delaware limited liability company (“BR Lansbrook JV Member”). SOIF III is a co-manager of, and the owner of a 60% limited liability company interest in BR Lansbrook JV Member.

B.           BR Lansbrook JV Member is the owner and holder of a 90% limited liability company interest in BR Carroll Lansbrook JV, LLC, a Delaware limited liability company (“Lansbrook JV”) which owns a 100% limited liability company interest in BR Carroll Lansbrook, LLC, a Delaware limited liability company (“Lansbrook Titleholder”), which is the fee simple owner and holder of the Lansbrook Property (as defined in Appendix 1.2).

C.           Carroll Lansbrook JV Member, LLC, a Georgia limited liability company (“Carroll”), which is unrelated to BR Lansbrook JV Member and Sellers, is the owner and holder of a 10% non-managing limited liability company interest in Lansbrook JV.

D.           The Lansbrook Property is managed on a day-to-day basis by Carroll Management Group, LLC, a Georgia limited liability company (“Property Manager”), an affiliate of Carroll. Carroll and Property Manager are sometimes referred to collectively as the “Carroll Entities”.

E.           SOIF II desires to sell, and REIT desires to purchase from SOIF II, 32.67% of SOIF II’s 40% limited liability company interest in the BR Lansbrook JV Member, free and clear of Encumbrances (the “SOIF II Lansbrook Interest”), and SOIF III desires to sell, and REIT desires to purchase from SOIF III, 52.67% of SOIF III’s 60% limited liability company interest in the BR Lansbrook JV Member, free and clear of Encumbrances (the “SOIF III Lansbrook Interest”) (collectively, the SOIF II Lansbrook Interest and the SOIF III Lansbrook Interest shall be referred to herein as the “Lansbrook Interests”), and the parties desire to amend the management structure of BR Lansbrook JV Member in connection therewith (SOIF II and SOIF III shall each retain a 7.33% ownership interest in BR Lansbrook JV Member).

F.           Through the aforesaid transfers, and in accordance with the other terms and conditions of this Agreement, REIT intends to acquire the Lansbrook Interests by directing the SOIF Parties to convey the Lansbrook Interests to the REIT’s wholly owned subsidiary, BRG Lansbrook, LLC, a Delaware limited liability company (“BRG Lansbrook”), in consideration for which REIT shall pay cash consideration to the SOIF Parties, as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and REIT agree as follows:

ARTICLE 1. SCHEDULE; DEFINITIONS; CONSIDERATION

1.1 Schedule. Schedule 1.1 and the following basic terms are made a part of this Agreement:

Consideration:	For the Lansbrook Interests, REIT shall deliver to SOIF II and SOIF III the consideration more fully set forth in Section 1.3, subject to adjustment for prorations and other adjustments as elsewhere provided herein.

Effective Date:	May 15, 2014.

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Due Diligence Period:	The period ending at 5:30 p.m. (New York, NY time) on May 19, 2014.

Closing Date:	Such date which has been mutually agreed upon by the REIT, SOIF II and SOIF III (collectively, the “Parties,” individually each a “Party”), subject to an outside closing date of July 31, 2014, unless extended by mutual agreement of the Parties.

Notice Addresses:	See Section 9.8 herein.

1.2 Definitions. Certain terms, capitalized but not defined in the body of this Agreement or otherwise designated in Section 1.1 hereof, shall have the meanings ascribed to them on Appendix 1.2 attached hereto.

1.3 Consideration. In accordance with the Recitals set forth above, which Recitals are incorporated into this Agreement and made a part hereof, the Sellers agree to sell, and the REIT agrees to purchase, the Lansbrook Interests for the consideration set forth below (the “Consideration”) and on the terms and conditions otherwise contained in this Agreement.

(a)          At Closing, provided all conditions precedent set forth herein have been satisfied, including, but not limited to, the Transaction Conditions, the SOIF Parties shall sell, transfer, assign, convey and deliver to REIT, absolutely and unconditionally, and free and clear of all Liens except as otherwise set forth herein, all of their respective rights, title and interests in the Lansbrook Interests. The purchase and assumption of the Lansbrook Interests shall be evidenced by the Assignment of Interests (as hereinafter defined).

(b)          REIT shall pay a sum equal to $14,193,315.071, as allocated in Schedule 1.1 hereof, in U.S. currency, by wire transfer of immediately available funds, to SOIF II and SOIF III into accounts to be designated by them respectively in writing prior to Closing.

1.4 Reserved.

1.5 Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”

ARTICLE 2. INSPECTION

2.1 Due Diligence; Inspection. REIT shall have the Due Diligence Period in which to examine and inspect the Lansbrook Interests, the Companies and the Property to determine, in its sole discretion, whether the Lansbrook Interests, the Companies and the Property are satisfactory to the REIT. The REIT and other parties designated by it (collectively, “REIT’s Representatives”) shall have reasonable access to all books and records for the Property and the Companies that are in Sellers’ possession or control for the purpose of conducting due diligence and shall, subject to the rights of tenants under Leases, be able to conduct and complete such surveys, inspections and tests (including reasonable intrusive inspection and sampling), as may be required by the REIT, subject to the limitations set forth herein. In the course of its investigations, but subject to the provisions of Section 9.6, the REIT may make inquiries to third parties, including, without limitation, municipal, local and other government representatives.

1 The REIT’s payment of $14,193,315.07 assumes a closing of May 23, 2014. See Schedule 1.1 hereof for additional details.

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If any inspection or test damages the Property, REIT will promptly restore at its sole expense the Property to its condition immediately prior to any such inspection or test. Notwithstanding the foregoing, REIT shall not conduct any soil borings, core samples or other invasive testing without the prior written consent of Sellers (and also without the prior written consent of the Carroll Entities to the extent Sellers determine such consent must be obtained), which consent by Sellers will not be unreasonably withheld, delayed or conditioned and which shall be deemed given by Sellers unless the Sellers provide written notice of objection to REIT, specifying the basis for such objection, within three (3) days after submission by REIT of a written request for such testing. REIT shall indemnify, defend and hold Sellers, Lansbrook Titleholder and the Carroll Entities harmless from any liens arising out of its inspections as well as any claims asserted by third parties against Sellers, Lansbrook Titleholder or the Carroll Entities (other than those arising out of the gross negligence or willful misconduct of Sellers, Lansbrook Titleholder or the Carroll Entities or any of their respective Affiliates (other than REIT, its Subsidiaries and its Manager) to recover for personal injury or property damage as a result of REIT’s or REIT’s Representatives’ entry onto the Property; provided, however, the indemnity shall not extend to protect Sellers, Lansbrook Titleholder or the Carroll Entities from any pre-existing liabilities for matters merely discovered by REIT (i.e., latent environmental contamination) so long as REIT’s actions do not intentionally exacerbate such pre-existing liability. REIT shall procure and continue in force from and after the date REIT and REIT’s Representatives first enter the Property, and continuing throughout the term of this Agreement, liability insurance of not less than $1,000,000. Prior to entering the Property, REIT shall provide to Sellers a certificate of insurance evidencing such coverage and naming Lansbrook Titleholder and Property Manager as additional insured parties. REIT’s obligations under this Section 2.1 shall survive the termination of this Agreement for a period of twelve (12) months.

2.2 Sellers’ Delivery of Specified Documents. Upon REIT’s written request, Sellers or their agents shall provide, subject to the provisions of Section 9.6, the REIT with access to a virtual data room containing any reasonable information sought by REIT (and not otherwise already in REIT’s possession) with respect to the Lansbrook Interests, the Companies and the Property. Information concerning the Property shall collectively be referred to herein as the “Property Information”, and information concerning the Lansbrook Interests and the Companies shall collectively be referred to herein as the “Company Information”. During the pendency of this Agreement, (i) Sellers shall post in the virtual data room any document described above as and when it comes into Sellers’ possession or control or is produced by Sellers, after the initial delivery of the Property Information; and (ii) Sellers shall endeavor to keep REIT reasonably informed as to the material operation of the Property, and at the written request of the REIT, shall post in such virtual data room copies of leasing status reports, operating statements and other management reports with respect to the Property prepared in the ordinary course of business. Without limiting the foregoing, Sellers shall make all other documents, files and information requested by REIT (and not otherwise already in REIT’s possession) concerning the Property and the Companies in the possession or control of Sellers available for REIT’s inspection in such virtual data room or such other location as the parties may reasonably agree.

2.3 Title and Survey. REIT, at its own expense, may, during the Due Diligence Period, order (i) any owner lien searches (or other title updates) with respect to the Property, (ii) such surveys or updates to existing surveys with respect to the Property as it desires and (iii) such UCC, judgment, and tax lien searches with respect to Sellers, the Companies and the Property as it desires. Sellers shall cooperate and shall cause other parties to cooperate with REIT’s inspections under this Section.

2.4 Objection Notice. If REIT is not satisfied in its sole discretion with any of its inspections, reviews or with any other matter concerning the Property or the Companies, REIT may, either (i) on or prior to the expiration of the Due Diligence Period, terminate this Agreement by notice to the Sellers, in which event no party shall have further obligations hereunder, except for the payment of certain expenses pursuant to Section 5.3 and except with respect to the indemnity and defense provisions of Section 2.1, or (ii) on or prior to May 19, 2014, raise certain objections by providing notice to Sellers in writing (the “Objection Notice”), which Objection Notice may, at REIT’s option, specify in reasonable detail which matters (collectively, the “Objections”) REIT does not find satisfactory with respect to the Property and the Companies.

If REIT timely provides an Objection Notice, then the applicable Seller shall have two (2) Business Days after receipt of such Objection Notice to notify REIT in writing as to whether it intends to remove, or cause to be corrected to REIT’s reasonable satisfaction prior to Closing, any of such Objections, and removal or correction of any such Objections which the applicable Seller elects to remove or correct (or is obligated to remove or correct hereunder) shall be a condition to REIT’s obligation to close (collectively, “Mandatory Cure Items”). Anything herein to the contrary notwithstanding, Sellers shall not have any obligation to remove or correct any Objections other than voluntary Encumbrances of the Lansbrook Interests or the Property (but not including liens and security interests securing the Loans), or any other Objections which any Seller elects to cure as provided above, all of which shall be removed by such Seller on or before Closing. The Closing Date may be extended if needed to allow sufficient time for Sellers to remove or cure such Mandatory Cure Items. The foregoing notwithstanding, Sellers shall be required to (i) remove any mechanic’s or material liens encumbering the Property or (ii) cause such liens to be bonded over or secured to REIT’s reasonable satisfaction.

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If Sellers do not elect in writing within such two (2) Business Day period to remove or correct any Objection to REIT’s reasonable satisfaction, then REIT (i) shall elect by written notice to Sellers, on or prior to the expiration of the Due Diligence Period, to terminate this Agreement and neither party shall have any further obligations hereunder, except for the payment of certain expenses pursuant to Section 5.3 and except with respect to the indemnity and defense provisions of Section 2.1, or (ii) shall accept and purchase the Lansbrook Interests and the Property subject to any Objections (other than Mandatory Cure Items), and proceed to close as to all of the Lansbrook Interests, with the further right to deduct from the Consideration amounts required to remove any Mandatory Cure Items that are liens of an ascertainable amount and that are not removed by Sellers on or before Closing.

If this Agreement is not terminated on or prior to the expiration of the Due Diligence Period, then REIT shall proceed to close under this Agreement subject only to the satisfaction of REIT’s closing conditions set forth in Section 4.2 of this Agreement.

ARTICLE 3. OPERATIONS AND RISK OF LOSS

3.1 Ongoing Operations. From the Effective Date through the Closing Date:

(a)          Operation of Property. Sellers shall use Commercially Reasonable Efforts to cause Lansbrook Titleholder to maintain the Property in substantially its current condition, subject to ordinary wear and tear, natural deterioration and obsolescence between the Effective Date and the Closing Date, and in material compliance with all applicable Laws. Except as necessary to comply with the preceding sentence or to make the Real Property suitable for use by new tenants, Sellers shall not make or permit any material alterations to the Property or any portion thereof without REIT’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Sellers will use Commercially Reasonable Efforts to cause each Company to perform its material obligations under all Leases, Service Contracts and other agreements that may affect it or the Property or the Lansbrook Interests. Sellers will not remove or permit the removal of any Personal Property except as may be required for necessary repair or replacement, and repair and replacement shall be of equal quality and quantity as existed as of the time of its removal. Sellers and their respective employees, agents or contractors, shall not knowingly or intentionally take or permit to be taken any action that causes such Seller’s representations or warranties hereunder to become materially untrue or that causes one or more of REIT’s conditions to Closing to be unsatisfied or knowingly or intentionally fail to take any action within its actual control that is required to cause such Seller’s representations and warranties hereunder to be true in all material respects.

(b)          New Contracts and Exclusivity. Sellers shall not, and shall not knowingly or intentionally cause or permit any of Companies to, (i) without REIT’s prior written consent (which may be withheld in REIT’s reasonable discretion through to the expiration of the Due Diligence Period and in REIT’s sole discretion after the end of the Due Diligence Period), amend, grant concessions or waivers regarding or under, or enter into any material contract or other agreement that will be an obligation affecting any of the Companies or the Property after Closing or binding on any of the Companies after Closing, except Leases or Service Contracts in the ordinary course of business consistent with past practices (and consistent with then-current concessions and parameters) and contracts terminable by any of the Companies without penalty on no later than sixty (60) days’ notice, or (ii) list the Lansbrook Interests or the Property with any broker or otherwise solicit, negotiate or accept any offers to sell all or any part of the Lansbrook Interests or the Property or any interest therein or in any of the Subsidiaries. If REIT fails to respond to a request of any Seller for consent required by Section 3.1(b)(i) within five (5) days after REIT’s receipt of such Seller’s written request and all information reasonably required in order to make an informed decision, REIT shall (A) prior to the expiration of the Due Diligence Period, be deemed to have consented to Seller taking such proposed action and (B) after the expiration of the Due Diligence Period, be deemed to have objected to such proposed action.

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(c)          Maintenance of Permits and Insurance. Sellers shall use Commercially Reasonable Efforts to cause each of the Companies to maintain in existence all licenses, permits and approvals necessary or reasonably appropriate to the ownership, operation or improvement of their own legal status and the Property as well as all insurance currently affecting the Property.

(d)          Leasing. Sellers shall not, and shall not knowingly or intentionally, cause or permit the Companies to enter into any Leases, or grant any lease concessions, incentives or waivers, except in the ordinary course of business consistent with past practices.

(e)          Loan Documents. Sellers will use Commercially Reasonable Efforts to cause the Companies to timely comply with all of the terms and conditions of the Loan Documents. Except for any amendments expressly contemplated hereby or unless necessary to avoid or cure any default thereunder or unless required by any Lender, Sellers shall not knowingly or intentionally cause or permit any of the Companies to amend or terminate the Loan Documents without REIT’s prior written consent (which may be withheld in REIT’s reasonable discretion prior to the expiration of the Due Diligence Period and in REIT’s sole discretion after the end of the Due Diligence Period).

(f)          Property Encumbrances. Except for any liens and security interests securing the Loans or any liens resulting from REIT’s (or REIT’s Representatives’) activities at or on the Property pursuant to this Agreement, Sellers shall not create or acquiesce to the creation of, and shall not knowingly or intentionally permit Lansbrook Titleholder to create or acquiesce to the creation of, any Encumbrances to title with respect to the Property other than the Existing Title Exceptions with respect to the Property, without in each case the prior written consent of REIT, which consent may not be unreasonably withheld, conditioned or delayed prior to the expiration of the Due Diligence Period, but which may be withheld in REIT’s sole discretion following the expiration of the Due Diligence Period.

(g)          Ownership Interests. Sellers shall not, and shall not knowingly or intentionally permit the Companies to, sell, assign, convey, transfer, pledge, hypothecate or otherwise Encumber any membership or partnership interest in any of the Companies, other than the assignment of the Lansbrook Interests pursuant to this Agreement. Any such action taken by the Carroll Entities shall be outside of the scope of this Agreement.

3.2 Damage. Risk of loss up to and including the Closing Date shall be borne by Sellers. Sellers shall promptly give REIT written notice of any damage to the Property, describing such damage, stating whether such damage and loss of rents is covered by insurance and the estimated cost of repairing such damage. In the event of any “Material Damage” (described below) to the Property, REIT may, at its option, by written notice to Sellers given within three (3) Business Days after Sellers have provided the above described notice (and if necessary the Closing Date shall be extended to give REIT the full three (3) Business Day period to make its election) to: (i) terminate this Agreement, or (ii) proceed under this Agreement and receive a credit at Closing for Sellers’ applicable interest of any applicable deductible amount under any insurance policies. If REIT fails to timely make such election, REIT shall be deemed to have elected to terminate this Agreement. If the Property is not Materially Damaged, then (x) REIT shall not have the right to terminate this Agreement and (y) at Closing, REIT shall receive a credit for Sellers’ applicable interest of any applicable deductible amount under said insurance policies and any uninsured loss. “Material Damage” and “Materially Damaged” means, with respect to the Property, damage which in REIT’s and Sellers’ reasonable estimation (based on a third party report, prepared by a qualified third party, that is mutually acceptable to REIT and Sellers, each acting in its reasonable discretion) exceeds $100,000 to repair. Such third party report shall not be required where it is evident that such damage will not exceed $100,000 to repair.

3.3 Condemnation. In the event any proceedings in eminent domain are threatened in writing or instituted against any portion of the Property by any Governmental Authority having the power of eminent domain, this Agreement shall automatically terminate.

3.4 Certain Tax Matters.

(a)          Between the Effective Date and the Closing Date, Sellers shall give, subject to the provisions of Section 9.6 below, REIT and REIT’s Representatives full access at their own expense to all books, records and tax returns of or relating to the Lansbrook Interests, whether in possession of Sellers or any of their Affiliates or any third-party professional advisor or representative of Sellers, in order that REIT may have full opportunity to make such investigations as they shall desire to make of the Lansbrook Interests for tax purposes. Sellers shall use Commercially Reasonable Efforts to cause all of their respective third-party advisors and representatives, including without limitation accountants and attorneys, to fully cooperate and be available to REIT (at its sole expense) in connection with such investigation.

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(b)          The Parties will account for the transactions contemplated hereby for all purposes (including GAAP and tax accounting) as a sale by the Sellers of the respective membership interests in BR Lansbrook JV Member set forth herein to the REIT in a taxable transaction for U.S. federal income tax purposes.

ARTICLE 4. CLOSING

4.1 Closing. The Closing shall occur on the Closing Date. The transactions described herein shall be closed by means of concurrent delivery of the documents of title, transfer of interest and the Consideration. Closing shall take place at the offices of Kaplan Voekler Cunningham & Frank, PLC, 1401 East Cary Street, Richmond, Virginia 23219, or such place as the Parties hereto may agree upon. If the Closing has not occurred on or before July 31, 2014 (except as such date may be further extended by mutual agreement of the Parties), this Agreement shall expire and terminate with no further action required, subject only to the provisions hereto which expressly survive termination.

4.2 Conditions to the Parties’ Obligations to Close.

(a)  Transaction Conditions.

A.           As a condition to REIT’s obligation to close, any notice to the Lender to the conveyance of the Lansbrook Interests as a permitted transfer required under any of the Loan Documents shall have been delivered to Lender in accordance with the applicable Loan Documents, and any terms and conditions imposed by any such Lender in connection with the conveyance shall be satisfactory to the REIT in its sole discretion.

B.           As a condition to REIT’s obligation to close, the REIT or REIT Parent (or both) may be obligated to assume personal liability for certain undertakings under the Loan Documents, as reasonably required by Lender as a condition to granting its consent to the proposed transfer. However, none of the REIT or any of its direct or indirect owners or REIT Parent shall be obligated to assume any liabilities directly related to the Lansbrook Interests, and at Closing all of the Lansbrook Interests will be free from third-party loans and security interests, including without limitation any lien arising under the KeyBank Line of Credit, but will remain subject to the Loans and all liens and security interests associated therewith.

C.           As a condition to REIT’s obligation to close, as of the Closing Date, there shall not exist any uncured event of default under the Loan Documents and Lansbrook Titleholder shall have paid in full all interest and other amounts (including, without limitation, installments of principal and interest and any applicable fees, charges or penalties) that are then due and payable under the Loan Documents to which it is a party at or prior to Closing.

D.           As a condition to REIT’s obligation to close, as of the Closing Date, Sellers shall have agreed to modify the terms and conditions of the BR Lansbrook JV Member’s limited liability company agreement (the “BR Lansbrook JV Member Operating Agreement”) relative to control of the entity to the satisfaction of the REIT in its sole discretion.

The conditions precedent set forth in this Section 4.2(a), are referred to collectively in this Agreement as the “Transaction Conditions”. If REIT does not exercise its right to terminate this Agreement on or before the expiration of the Due Diligence Period pursuant to Section 2.4, following the expiration of the Due Diligence Period, Sellers shall use Commercially Reasonable Efforts to cause the Transaction Conditions to be satisfied and REIT agrees to cooperate in good faith and with reasonable diligence with such efforts. At Closing, REIT shall pay to Sellers (or reimburse Sellers, as applicable, with respect to) (i) any and all payments required to be made to or on behalf of any Lender in order to procure its consent to this transaction and (ii) any and all of the reasonable legal fees of counsel incurred in connection with satisfaction of the Transaction Conditions in Section 4.2(a)(A). REIT shall have the right to participate with Sellers in respect to negotiation with each Lender concerning satisfaction of the Transaction Conditions.

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(b)          Title. It shall be a condition to REIT’s obligation to close that title to the Property is vested of record in Lansbrook Titleholder on the Closing Date, subject only to the Permitted Exceptions and any liens resulting from REIT’s (or REIT’s Representatives’) activities at or on the Property pursuant to this Agreement.

(c)          Mutuality of Obligations to Close. The obligation of each Party to consummate the Closing shall be contingent upon the satisfaction of all conditions precedent to such Party’s obligation to close.

(d)          Performance Conditions. The obligation of Sellers to consummate the Closing shall be contingent upon the following: (i) the REIT’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, except to the extent the inaccuracy of which would not have a Material Adverse Effect, without giving effect to any knowledge based qualifications; (ii) as of the Closing Date, the REIT shall have performed its obligations hereunder that are to be performed on or prior to the Closing Date and all deliveries to be made at or prior to the Closing Date (including, without limitation, delivery of the Consideration) shall have been tendered; and (iii) the Closing Date shall be no later than July 31, 2014, unless such date is mutually extended by the Parties. The obligation of REIT to consummate the Closing shall be contingent upon the following: (x) the Sellers’ representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, except to the extent the inaccuracy of which would not have a Material Adverse Effect, without giving effect to any knowledge based qualifications; and (y) as of the Closing Date, Sellers shall have performed their obligations hereunder that are to be performed on or prior to the Closing Date and all deliveries to be made at or prior to the Closing Date shall have been tendered (other than the failure by Sellers to provide or make available any immaterial document or information in accordance with Section 2.2).

(e)          Other Mutual Conditions. The obligation of the Sellers, on the one hand, and the REIT, on the other hand, to consummate the Closing shall be contingent upon the following: (i) there shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings pending against any other Party that would have Material Adverse Effect on the operation or value of the Property (or with respect to REIT’s obligation to close, any of the Companies) or the other Party’s ability to perform its obligations under this Agreement; and (ii) all other conditions set forth in this Agreement to the other Party’s obligation to close shall have been satisfied or waived in writing by such other Party.

(f)          Uncured Violations. As a condition to REIT’s obligation to close, there shall be no notice issued after the expiration of the Due Diligence Period of any material violation or alleged material violation of any applicable Law, with respect to the Property or any of the Companies, which has not been corrected to the reasonable satisfaction of REIT.

(g)          Failure of Condition. So long as a Party is not in default hereunder beyond any applicable notice and cure periods, if any condition to such Party’s obligation to proceed with the Closing set forth in this Agreement has not been satisfied as of the Closing Date (as it may have been mutually extended by the Parties), such Party may, in its sole discretion, (i) terminate this Agreement in whole by delivering written notice to the other Party on or before the Closing Date, or (ii) elect on or before the Closing Date to effect the Closing, notwithstanding the non-satisfaction of such condition, in which event such Party shall be deemed to have waived any such condition. Any failure of a Party to make an election on or before the Closing Date under clauses (i) or (ii) above, shall be deemed an election under clause (i) above.

4.3 Sellers’ Deliveries. On or before the Closing Date, the Sellers shall deliver or cause to be delivered directly to REIT the following, each such document being duly executed and, where appropriate, in recordable form and notarized:

(a)          Assignment of Interest. Two counterparts of an assignment of the SOIF II Lansbrook Interest and the SOIF III Lansbrook Interest in form reasonably satisfactory to REIT, executed by the Sellers and BR Lansbrook JV Member, which assignment shall include, but not be limited to, all ownership and possession of and all voting rights and interests in the capital, profits and losses of the Lansbrook Interests plus any property distributable therefrom (the “Assignment of Interests”);

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(b)          FIRPTA. The certification of the Sellers as to non-foreign status (the “FIRPTA Certificate”);

(c)          Authority. Evidence of the existence, organization and authority of the Sellers and of the authority of the persons executing documents on behalf of the Sellers reasonably satisfactory to REIT;

(d)          Transaction Condition Documents. Such documents and deliveries from or on behalf of Sellers, Lansbrook JV or Lansbrook Titleholder or any Affiliate of any of them as may be reasonably required to satisfy the Transaction Conditions;

(e)          Bring-Down Certificate. A written certification by the Sellers to REIT certifying that the Sellers’ representations and warranties in Article 6 of this Agreement are true and correct in all material respects as of the Closing Date, except as expressly disclosed in such certificate and except to the extent the inaccuracy of which would not have a Material Adverse Effect;

(f)          Amended Operating Agreement. An amended BR Lansbrook JV Member Operating Agreement in accordance with Section 4.2(a)(D) above, duly executed by the SOIF Parties and BRG Lansbrook;

(g)          Updated Rent Roll and Schedule of Service Contracts. An updated Rent Roll and updated schedule of Service Contracts, dated not earlier than ten (10) days prior to the Closing Date;

(h)          Pledge Agreement. The Pledge Agreement (as hereinafter defined), executed by or on behalf of each of the SOIF Parties, substantially in the form attached hereto as Exhibit C; and

(i)          Other Deliveries. Such other documents, certificates and instruments reasonably necessary in order to effectuate the transactions described herein, including without limitation, transfer tax declarations, broker lien waivers, and any other Closing deliveries required to be made by or on behalf of the Sellers.

4.4 REIT’s Deliveries. On or before the Closing Date, REIT shall deliver or cause to be delivered to the Sellers the following, each such document being duly executed and, where appropriate, in recordable form and notarized:

(a)          Assignment of Interests. Two counterparts of the Assignment of Interests;

(b)          Authority. Evidence of the existence, organization and authority of REIT and of the authority of the persons executing documents on behalf of REIT reasonably satisfactory to the Sellers;

(c)          Transaction Condition Documents. Such documents and deliveries from or on behalf of REIT, REIT Parent, BRG Lansbrook or Affiliate of any of them as may be reasonably required to satisfy the Transaction Conditions;

(d)          Bring-Down Certificate. A written certification by REIT to the Sellers certifying that REIT’s representations and warranties in Article 6 of this Agreement are true and correct in all material respects as of the Closing Date, except as expressly disclosed in such certificate and except to the extent the inaccuracy of which would not have a Material Adverse Effect;

(e)          Consideration. The Consideration for the Lansbrook Interests, plus or minus applicable prorations and adjustments as provided herein;

(f)          Joinder. The Joinder (as defined below), executed by the REIT Parent;

(g)          Pledge Agreement. The Pledge Agreement (as hereinafter defined), executed by or on behalf of the REIT, substantially in the form attached hereto as Exhibit C; and

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(h)          Other Deliveries. Such other documents, certificates and instruments reasonably necessary in order to effectuate the transactions described herein, including without limitation, transfer tax declarations, broker lien waivers, and any other Closing deliveries required to be made by or on behalf of REIT.

4.5 Closing Statements. On or before the Closing Date, the Sellers and REIT shall execute closing statements consistent with this Agreement.

ARTICLE 5. PRORATIONS; COSTS

5.1 Prorations. REIT and Sellers agree to use customary commercially reasonable practices to determine all prorations and adjustments to be made between REIT and Sellers at Closing. Sellers shall be entitled to all income, and be liable for all expenses, associated with the Lansbrook Interests arising prior to the Closing. REIT shall be entitled to all income, and be liable for all expenses, associated with the Lansbrook Interests arising on or after the Closing.

5.2 Post-Closing Corrections. Either Party shall be entitled to a post-Closing adjustment for any incorrect proration or adjustment, provided such adjustment is claimed by such Party within twelve months after Closing. The provisions of this Section 5.2 shall survive the Closing.

5.3 Costs; Transfer Taxes. In addition to the other costs and expenses specified herein, REIT shall pay (i) the cost of any updated title reports, (ii) the costs of any survey updates or new surveys obtained by REIT, (iii) other costs associated with REIT’s due diligence activities and (iv) any Transfer Taxes due and payable with respect to the conveyance of the Lansbrook Interests. In addition to the other costs and expenses specified herein, Sellers shall pay the cost of removing any Encumbrances directly on the Lansbrook Interests. Except as provided in Section 4.2(a), Section 7.1, Section 7.2, Section 8.1, Section 8.3, Section 8.6 and Section 9.7 of this Agreement, or in any other document or instrument executed pursuant to this Agreement, each Party shall be responsible for their own attorneys’ and other professional fees. Sellers and REIT shall execute any required city, county and state Transfer Tax or other declarations.

5.4 Sales Commissions; Disposition Fee. Sellers and REIT represent and warrant each to the other that they have not dealt with any real estate broker or sales person in connection with this transaction. In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each Party shall indemnify, defend and hold harmless the other Party from and against any such claim based upon any actual or alleged statement, representation or agreement of the indemnifying party.

5.5 Excluded Obligations and Assets.

(a)          Seller Obligations. Neither REIT nor any of its direct or indirect owners or Subsidiaries shall be obligated to assume any liabilities directly related to the Lansbrook Interests (other than any obligations applicable to the owner of the Lansbrook Interests under the Charter Documents of BR Lansbrook JV Member from and after the Closing Date), and at Closing all of such Lansbrook Interests will be free from third-party loans and security interests, including without limitation any lien arising under the KeyBank Line of Credit, but will remain subject to the Loans and all liens and security interests associated therewith.

(b)          Survival. The provisions of this Section 5.5 shall survive Closing indefinitely and shall not be subject to the limitations set forth in Section 6.8 or Article 8.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES

6.1 Sellers’ Representations and Warranties as to each Seller. As a material inducement to REIT to execute this Agreement and consummate the Closing, each Seller represents and warrants to REIT with respect to itself, and only itself except as otherwise noted, that:

(a)          Seller has been duly formed or organized as a limited liability company, is validly existing and is in good standing in the State of Delaware, and is authorized to exercise all its limited liability company powers, rights and privileges.

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(b)          Seller has the power and authority, under its Charter Documents, to own and operate its assets, to carry on its business as now conducted, and to enter into and perform its obligations under this Agreement.

(c)          All manager, member, or other action on the part of Seller necessary for Seller’s authorization, execution and delivery of this Agreement, and the performance of all obligations of Seller hereunder and the completion of the Closing pursuant hereto, has been taken or will be taken prior to the Closing. This Agreement constitutes a legally binding and valid obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d)          The execution and delivery of this Agreement by Seller and the performance by Seller and the Companies of their respective obligations pursuant hereto will not result in any material violation of, be in conflict with, or constitute a material default under, with or without the passage of time or the giving of notice: (x) any provision of Seller’s or the Companies’ Charter Documents as such documents exist immediately prior to the Closing; (y) any provision of any judgment, decree or order to which Seller or any of the Companies is a party or by which any of them or their respective property or assets are bound; or (z) any statute, rule or governmental regulation applicable to Seller or the Companies, or their respective property or assets.

(e)          The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations pursuant hereto will not result in any material violation of, be in material conflict with, or constitute a material default under, with or without the passage of time or the giving of notice, any material contract or agreement to which Seller is a party or by which it is bound, assuming the satisfaction of the Transaction Conditions.

(f)          The execution, delivery and performance by Seller of this Agreement does not require the consent, approval, notice, clearance, waiver, order or authorization of any Person or Governmental Authority that has not been obtained or given, except as related to the satisfaction of the Transaction Conditions (or in the case of General Electric Capital Corporation, will be obtained prior to Closing or the need for such consent of General Electric Capital Corporation will be rendered moot as of Closing).

(g)          There is no action, suit, proceeding or investigation pending or, to the knowledge of Seller, threatened in writing against Seller that challenges the validity of this Agreement or the right of Seller to enter into this Agreement, or that might result, either individually or in the aggregate, in Seller’s inability to perform its obligations under this Agreement. There is no material judgment, decree or order of any court, arbitrator, tribunal or governmental or similar authority in effect against Seller or any of the Companies, and neither Seller nor any of the Companies is in material default with respect to any order or any court, arbitrator, tribunal or governmental or similar authority binding upon Seller or any of the Companies or by which any of them or their respective property or assets are bound, that would prevent Seller from performing its obligations under this Agreement.

(h)          Seller is not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any such employee benefit plan or plans.

(i)          Seller is not acting, directly or to its knowledge indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the U.S. Office of Foreign Assets Control, and is not engaging in the transactions described herein, directly or to its knowledge indirectly, on behalf of, or instigating or facilitating the transactions described herein, directly or to its knowledge indirectly, on behalf of, any such person, group, entity or nation.

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(j)          Seller is not insolvent and will not become insolvent by executing or performing its obligations under this Agreement or the documents to be executed in connection herewith.

6.2 SOIF II’s Representations and Warranties as to SOIF II Lansbrook Interest and the Companies. As a material inducement to REIT to execute this Agreement and consummate the Closing, SOIF II represents and warrants to REIT with respect to the SOIF II Lansbrook Interest and the Companies that:

(a)          Each of the Companies is duly formed as a limited liability company, is validly existing and is in good standing under the laws of the State of Delaware and is authorized to exercise all of its limited liability company powers, rights and privileges.

(b)          Lansbrook Titleholder is qualified to do business in and is in good standing in the state where the Property is located.

(c)          SOIF II is the owner and holder of 40% of the limited liability company interests in BR Lansbrook JV Member. BR Lansbrook JV Member is the owner and holder of a 90% limited liability company interest in Lansbrook JV, which is the sole member of Lansbrook Titleholder, which is the fee simple owner and holder of the Lansbrook Property. Each of BR Lansbrook JV Member, Lansbrook JV, Lansbrook Titleholder and the Lansbrook Property are free and clear of any lien or security interest, subject only to restrictions on transfer imposed under applicable U.S. federal and state securities Laws, the Charter Documents of the Companies and the Loan Documents; and each of the Companies has not conveyed, transferred, assigned, pledged or hypothecated any interests in Lansbrook Property, in whole or in part, or granted any rights, options or rights of first refusal or first offer to purchase any of such interests or any portion thereof (except for any such existing rights granted under the BR Lansbrook JV Member Operating Agreement or the operating agreement of Lansbrook JV and for the rights of the REIT under this Agreement with respect to the SOIF II Lansbrook Interest). The SOIF II Lansbrook Interest has been duly and validly issued and, except as contemplated by this Agreement or the Charter Documents of the Companies, there exists no agreement, arrangement or obligation (actual or contingent) to issue, transfer, redeem, repay or repurchase any of the SOIF II Lansbrook Interest or any portion thereof.

(d)          Other than as provided in the Charter Documents of BR Lansbrook JV Member, Lansbrook JV and Lansbrook Titleholder, there are no options, warrants, stock appreciation rights, calls, pre-emptive rights, subscriptions, contribution rights, convertible securities, or other rights or other agreements or commitments of any character whatsoever which are an obligation of SOIF II or any of the Companies to issue, transfer or sell any securities exercisable for, or otherwise evidencing a right to acquire, any interests of any kind in any of the Companies (except the rights of REIT under this Agreement).

(e)          The organizational chart attached to this Agreement as Exhibit B is correct and correctly shows the percentage of ownership interest of each holder of limited liability company interests in BR Lansbrook JV Member, Lansbrook JV and Lansbrook Titleholder immediately prior to the Closing hereunder.

(f)          SOIF II has delivered or made available to REIT complete and correct copies, as amended to date, of the Charter Documents of each of the Companies and Tax information filings and returns of such entities, including all amendments thereto since the initial formation of such entities.

(g)          None of the Companies owns assets or property, or any interests therein (whether direct or indirect), except the Property and interests in the other Companies as shown on the Org Chart, or engages or will engage in any business or activity other than in connection with its ownership of the Property and interests in the other Companies.

(h)          The books and records of the Companies required to be kept by Law are current and have been maintained in all material respects in accordance with all applicable Laws on a proper and consistent basis and contain complete and accurate records, in all material respects, of all matters required by applicable Laws to be dealt with in such books and records and all such books and records are in the possession and control of SOIF II, BR Lansbrook JV Member, Lansbrook JV or Lansbrook Titleholder.

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(i)          The financial statements of the Companies (collectively the “Financial Statements”) provided to REIT in the Due Diligence Materials are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles, consistently applied, present fairly in all material respects the financial position and results of operations of the applicable Companies, at the dates and for the periods to which they relate and show all material liabilities, absolute or contingent, of the Companies; provided, however, that any Financial Statements for periods other than the fiscal year end of the Companies are subject to modification resulting from the absence of footnotes thereto and ordinary course fiscal year-end audit adjustments. Except as set forth in the Financial Statements, the Companies have no liabilities, debts, or other obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business of the Lansbrook Titleholder subsequent to the respective dates of the Financial Statements, (ii) obligations under contracts and commitments incurred in the ordinary course of business of the Lansbrook Titleholder and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, individually and in the aggregate, are immaterial in amount, (iii) obligations under Leases and Service Contracts incurred in the ordinary course of business, not including any breach of such Leases or Service Contracts, and (iv) liabilities identified and prorated pursuant to Section 5.1.

(j)          The Companies have not had any employees and will not have any employees from the date hereof through the Closing Date.

(k)          There is no claim, litigation, arbitration or other proceeding pending or, to the knowledge of SOIF II, threatened, in writing, against the Companies, except as set forth on the Disclosure Schedule.

(l)          All books, files and records delivered by or on behalf of SOIF II to REIT, or made available by SOIF II to REIT for review, are the complete and unaltered copies, in all material respects, of such books, files and records in SOIF II’s possession or control. All books, files and records related to the Companies in SOIF II’s possession or control have been, or will be during the Due Diligence Period, delivered or made available to REIT for review.

(m)         With respect to the following Tax matters, to SOIF II’s knowledge: All Tax or information filings and returns required to be filed by each of the Companies have been properly prepared and duly filed, and, except with respect to appeals of the Property’s real estate Tax assessments or any other Tax assessments that are being contested in good faith in the ordinary course of business, all Taxes required to be paid by any of the Companies have been paid in full. There are no (A) pending audits, actions, proceedings or examinations of any of the Companies or of any of the Tax or information returns of the Companies, as applicable, being conducted by any federal, state, local, or foreign taxing authority, (B) pending or threatened claims or disputes relating to any Taxes allegedly owed by any of the Companies or (C) outstanding agreements or waivers extending the statutory limitations period applicable to the payment of any Taxes by or on behalf of any of the Companies with respect to any filed returns. The Due Diligence Materials contain true, correct and complete copies, in all material respects, of all Tax returns of the Companies since the formation of each, including copies of all Schedules K-1 issued or received by any limited liability company. Each of the Companies is treated for U.S. federal income tax purposes as either (i) an entity disregarded from its sole owner or (ii) a partnership and not as an association or publicly traded partnership taxable as a corporation.

6.3 SOIF II’s Representations and Warranties as to the Property. As a material inducement to REIT to execute this Agreement and consummate the Closing, SOIF II represents and warrants to REIT with respect to the Lansbrook Property that:

(a)          The most current Rent Roll for the Lansbrook Property delivered to REIT as part of the Property Information is the Rent Roll relied upon by SOIF II in the ordinary course of business.

(b)          To SOIF II’s knowledge, Lansbrook Titleholder has complied in all material respects with its obligations under each of the Leases in effect with respect to its Property.

(c)          The list of Service Contracts included in the Due Diligence Materials is true and correct in all material respects as of the date of its preparation. Other than the Service Contracts delivered to REIT as part of the Property Information, there are, to SOIF II’s knowledge, no other property or asset management contracts or other arrangements, contracts and agreements to which any of the Companies is a party affecting the ownership, repair, maintenance, leasing or operation of the Property, and the copies of such documents delivered to REIT are true and correct in all material respects. To SOIF II’s knowledge, neither Lansbrook Titleholder nor any other party to any of the Service Contracts is in default thereunder beyond any applicable notice or cure period.

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(d)          There are no pending or, to SOIF II’s knowledge, threatened in writing (a) eminent domain proceedings for the condemnation of any portion of the Property or (b) litigation against Lansbrook Titleholder or any of the Companies in respect of the Property which, if decided adversely to Lansbrook Titleholder or any of the Companies, would have a Material Adverse Effect.

(e)          Except as set forth on a Disclosure Schedule: (a) all material licenses or permits necessary to operate the Property in material compliance with applicable Laws and otherwise as presently operated have been obtained and are in full force and effect and (b) to SOIF II’s knowledge, Lansbrook Titleholder is in compliance in all material respects with each such license and permit.

(f)          Except as set forth on a Disclosure Schedule, Lansbrook Titleholder has received no written notice from any Governmental Authority or agency having jurisdiction over the Property that the Property or its use is in material violation of any Law that would have a Material Adverse Effect.

(g)          To SOIF II’s knowledge, and except as may be disclosed on a Disclosure Schedule or in the environmental reports made available to REIT as a part of the Property Information, no Hazardous Materials have, during the period of Lansbrook Titleholder’s ownership of the Property, existed or currently exist in, on or under, or have been or are being disposed of or released from, the Property in quantities that exceed reportable concentrations under current applicable Environmental Laws; and, to SOIF II’s knowledge, no well or wells, underground storage tank or tanks (whether existing or abandoned) exist or have, during the period of Lansbrook Titleholder’s ownership of the Property, existed on or under the Property.

(h)       Copies of the Property Information and all documents containing information material to the ownership or operation of the Property have been delivered to REIT and are true, correct and complete copies; and SOIF II is not aware of any material inaccuracy or omission in such information.

(i)          The Loan Documents delivered to REIT as part of the Property Information include true, accurate and complete copies of all of the material documents and instruments in effect with respect to the Loans, including all amendments, modifications and supplements thereto. To SOIF II’s knowledge, no material default or breach exists under any Loan Document beyond any applicable cure period, nor does there exist any material default or breach, or any material event or circumstance, which, with the giving of notice or passage of time, or both, would constitute a material default or breach by Lansbrook Titleholder or any other party under any of the Loan Documents.

(j)          Lansbrook Titleholder is the owner of its Personal Property free and clear of all Encumbrances other than the Permitted Exceptions, and has not previously assigned its rights in and to its Personal Property except for security interests granted as security for the Loans. Except as set forth in the Property Information, Lansbrook Titleholder does not lease any equipment or other personal property in connection with the ownership or operation of the Property.

(k)          To SOIF II’s knowledge, all vacant rental units at the Property are substantially in rent ready condition, except for units vacant for routine cleaning or maintenance as is customarily performed by Lansbrook Titleholder in the ordinary course of business consistent with current practices.

(l)           Except as set forth in a Disclosure Schedule, SOIF II has not received written notice of any uncured violation of any declaration of covenants, conditions and restrictions, reciprocal easement agreements or similar instrument governing or affecting the use, operation, maintenance, management or improvement of all of any portion of the Property (collectively “CCRs”), and to SOIF II’s knowledge Lansbrook Titleholder is not in material default under, and the Property is in compliance in all material respects with, all applicable CCRs. Without limiting the foregoing, to SOIF II’s knowledge, Lansbrook Titleholder is not in default with respect to payment of any material contributions or assessments payable by Lansbrook Titleholder under any CCRs.

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6.4 SOIF III’s Representations and Warranties as to SOIF III Lansbrook Interest and the Companies. As a material inducement to REIT to execute this Agreement and consummate the Closing, SOIF III represents and warrants to REIT with respect to the SOIF III Lansbrook Interest and the Companies that:

(a)          Each of the Companies is duly formed as a limited liability company, is validly existing and is in good standing under the laws of the State of Delaware and is authorized to exercise all of its limited liability company powers, rights and privileges.

(b)          Lansbrook Titleholder is qualified to do business in and is in good standing in the state where the Property is located.

(c)          SOIF III is the owner and holder of 60% of the limited liability company interests in BR Lansbrook JV Member. BR Lansbrook JV Member is the owner and holder of a 90% limited liability company interest in Lansbrook JV, which is the sole member of Lansbrook Titleholder, which is the fee simple owner and holder of the Lansbrook Property. Each of BR Lansbrook JV Member, Lansbrook JV, Lansbrook Titleholder and the Lansbrook Property are free and clear of any lien or security interest, subject only to restrictions on transfer imposed under applicable U.S. federal and state securities Laws, the Charter Documents of the Companies and the Loan Documents; and each of the Companies has not conveyed, transferred, assigned, pledged or hypothecated any interests in Lansbrook Property, in whole or in part, or granted any rights, options or rights of first refusal or first offer to purchase any of such interests or any portion thereof (except for any such existing rights granted under the BR Lansbrook JV Member Operating Agreement or the operating agreement of Lansbrook JV and for the rights of the REIT under this Agreement with respect to the SOIF III Lansbrook Interest). The SOIF III Lansbrook Interest has been duly and validly issued and, except as contemplated by this Agreement or the Charter Documents of the Companies, there exists no agreement, arrangement or obligation (actual or contingent) to issue, transfer, redeem, repay or repurchase any of the SOIF III Lansbrook Interest or any portion thereof.

(d)          Other than as provided in the Charter Documents of BR Lansbrook JV Member, Lansbrook JV and Lansbrook Titleholder, there are no options, warrants, stock appreciation rights, calls, pre-emptive rights, subscriptions, contribution rights, convertible securities, or other rights or other agreements or commitments of any character whatsoever which are an obligation of SOIF III or any of the Companies to issue, transfer or sell any securities exercisable for, or otherwise evidencing a right to acquire, any interests of any kind in any of the Companies (except the rights of REIT under this Agreement).

(e)          The organizational chart attached to this Agreement as Exhibit B is correct and correctly shows the percentage of ownership interest of each holder of limited liability company interests in BR Lansbrook JV Member, Lansbrook JV and Lansbrook Titleholder immediately prior to the Closing hereunder.

(f)          SOIF III has delivered or made available to REIT complete and correct copies, as amended to date, of the Charter Documents of each of the Companies and Tax information filings and returns of such entities, including all amendments thereto since the initial formation of such entities.

(g)          None of the Companies owns assets or property, or any interests therein (whether direct or indirect), except the Property and interests in the other Companies as shown on the Org Chart, or engages or will engage in any business or activity other than in connection with its ownership of the Property and interests in the other Companies.

(h)          The books and records of the Companies required to be kept by Law are current and have been maintained in all material respects in accordance with all applicable Laws on a proper and consistent basis and contain complete and accurate records, in all material respects, of all matters required by applicable Laws to be dealt with in such books and records and all such books and records are in the possession and control of SOIF III, BR Lansbrook JV Member, Lansbrook JV or Lansbrook Titleholder.

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(i)          The Financial Statements provided to REIT in the Due Diligence Materials are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles, consistently applied, present fairly in all material respects the financial position and results of operations of the applicable Companies, at the dates and for the periods to which they relate and show all material liabilities, absolute or contingent, of the Companies; provided, however, that any Financial Statements for periods other than the fiscal year end of the Companies are subject to modification resulting from the absence of footnotes thereto and ordinary course fiscal year-end audit adjustments. Except as set forth in the Financial Statements, the Companies have no liabilities, debts, or other obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business of the Lansbrook Titleholder subsequent to the respective dates of the Financial Statements, (ii) obligations under contracts and commitments incurred in the ordinary course of business of the Lansbrook Titleholder and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, individually and in the aggregate, are immaterial in amount, (iii) obligations under Leases and Service Contracts incurred in the ordinary course of business, not including any breach of such Leases or Service Contracts, and (iv) liabilities identified and prorated pursuant to Section 5.1.

(j)          The Companies have not had any employees and will not have any employees from the date hereof through the Closing Date.

(k)          There is no claim, litigation, arbitration or other proceeding pending or, to the knowledge of SOIF III, threatened, in writing, against the Companies, except as set forth on the Disclosure Schedule.

(l)          All books, files and records delivered by or on behalf of SOIF III to REIT, or made available by SOIF III to REIT for review, are the complete and unaltered copies, in all material respects, of such books, files and records in SOIF III’s possession or control. All books, files and records related to the Companies in SOIF III’s possession or control have been, or will be during the Due Diligence Period, delivered or made available to REIT for review.

(m)         With respect to the following Tax matters, to SOIF III’s knowledge: All Tax or information filings and returns required to be filed by each of the Companies have been properly prepared and duly filed, and, except with respect to appeals of the Property’s real estate Tax assessments or any other Tax assessments that are being contested in good faith in the ordinary course of business, all Taxes required to be paid by any of the Companies have been paid in full. There are no (A) pending audits, actions, proceedings or examinations of any of the Companies or of any of the Tax or information returns of the Companies, as applicable, being conducted by any federal, state, local, or foreign taxing authority, (B) pending or threatened claims or disputes relating to any Taxes allegedly owed by any of the Companies or (C) outstanding agreements or waivers extending the statutory limitations period applicable to the payment of any Taxes by or on behalf of any of the Companies with respect to any filed returns. The Due Diligence Materials contain true, correct and complete copies, in all material respects, of all Tax returns of the Companies since the formation of each, including copies of all Schedules K-1 issued or received by any limited liability company.

6.5 SOIF III’s Representations and Warranties as to the Property. As a material inducement to REIT to execute this Agreement and consummate the Closing, SOIF III represents and warrants to REIT with respect to the Lansbrook Property that:

(a)          The most current Rent Roll for the Lansbrook Property delivered to REIT as part of the Property Information is the Rent Roll relied upon by SOIF III in the ordinary course of business.

(b)          To SOIF III’s knowledge, Lansbrook Titleholder has complied in all material respects with its obligations under each of the Leases in effect with respect to its Property.

(c)          The list of Service Contracts included in the Due Diligence Materials is true and correct in all material respects as of the date of its preparation. Other than the Service Contracts delivered to REIT as part of the Property Information, there are, to SOIF III’s knowledge, no other property or asset management contracts or other arrangements, contracts and agreements to which any of the Companies is a party affecting the ownership, repair, maintenance, leasing or operation of the Property, and the copies of such documents delivered to REIT are true and correct in all material respects. To SOIF III’s knowledge, neither Lansbrook Titleholder nor any other party to any of the Service Contracts is in default thereunder beyond any applicable notice or cure period.

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(d)          There are no pending or, to SOIF III’s knowledge, threatened in writing (a) eminent domain proceedings for the condemnation of any portion of the Land or (b) litigation against Lansbrook Titleholder or any of the Companies in respect of the Property which, if decided adversely to Lansbrook Titleholder or any of the Companies, would have a Material Adverse Effect.

(e)          Except as set forth on a Disclosure Schedule: (a) all material licenses or permits necessary to operate the Property in material compliance with applicable Laws and otherwise as presently operated have been obtained and are in full force and effect, and (b) to SOIF III’s knowledge, Lansbrook Titleholder is in compliance in all material respects with each such license and permit.

(f)          Except as set forth on a Disclosure Schedule, Lansbrook Titleholder has received no written notice from any Governmental Authority or agency having jurisdiction over the Property that the Property or its use is in material violation of any Law that would have a Material Adverse Effect.

(g)          To SOIF III’s knowledge, and except as may be disclosed on a Disclosure Schedule or in the environmental reports made available to REIT as a part of the Property Information, no Hazardous Materials have, during the period of Lansbrook Titleholder’s ownership of the Property, existed or currently exist in, on or under, or have been or are being disposed of or released from, the Property in quantities that exceed reportable concentrations under current applicable Environmental Laws; and, to SOIF III’s knowledge, no well or wells, underground storage tank or tanks (whether existing or abandoned) exist or have, during the period of Lansbrook Titleholder’s ownership of the Property, existed on or under the Property.

(h)           Copies of the Property Information and all documents containing information material to the ownership or operation of the Property have been delivered to REIT and are true, correct and complete copies; and SOIF III is not aware of any material inaccuracy or omission in such information.

(i)          The Loan Documents delivered to REIT as part of the Property Information include true, accurate and complete copies of all of the material documents and instruments in effect with respect to the Loans, including all amendments, modifications and supplements thereto. To SOIF III’s knowledge, no material default or breach exists under any Loan Document beyond any applicable cure period, nor does there exist any material default or breach, or any material event or circumstance, which, with the giving of notice or passage of time, or both, would constitute a material default or breach by Lansbrook Titleholder or any other party under any of the Loan Documents.

(j)          Lansbrook Titleholder is the owner of its Personal Property free and clear of all Encumbrances other than the Permitted Exceptions, and has not previously assigned its rights in and to its Personal Property except for security interests granted as security for the Loans. Except as set forth in the Property Information, Lansbrook Titleholder does not lease any equipment or other personal property in connection with the ownership or operation of the Property.

(k)          To SOIF III’s knowledge, all vacant rental units at the Property are substantially in rent ready condition, except for units vacant for routine cleaning or maintenance as is customarily performed by Lansbrook Titleholder in the ordinary course of business consistent with current practices.

(l)          Except as set forth in a Disclosure Schedule, SOIF III has not received written notice of any uncured violation of any CCRs, and to SOIF III’s knowledge Lansbrook Titleholder is not in material default under, and the Property is in compliance in all material respects with, all applicable CCRs. Without limiting the foregoing, to SOIF III’s knowledge, Lansbrook Titleholder is not in default with respect to payment of any material contributions or assessments payable by Lansbrook Titleholder under any CCRs.

6.6 REIT’s Representations and Warranties. As a material inducement to Sellers to execute this Agreement and consummate the Closing, REIT represents and warrants to each respective Seller that:

(a)          REIT has been duly formed or organized as a limited partnership, is validly existing and, as of Closing, will be in good standing in the state of its formation or organization, and is authorized to exercise all of its powers, rights and privileges.

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(b)          REIT has the power and authority, under its Charter Documents, to own and operate its property and assets, to carry on its business as now conducted, and to enter into and perform its obligations under this Agreement.

(c)          All action on the part of the REIT and its general or limited partners, owners, members, managers, officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of REIT hereunder and completion of the transactions hereunder, has been taken or will be taken prior to the Closing. This Agreement constitutes a legally binding and valid obligation of REIT enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d)          The execution and delivery of this Agreement by REIT and the performance by REIT of its obligations pursuant hereto will not result in any material violation of, be in conflict with, or constitute a material default under, with or without the passage of time or the giving of notice: (x) any provision of REIT’s Charter Documents as such documents exist immediately prior to the Closing; (y) any provision of any judgment, decree or order to which REIT is a party or by which it or its property or assets are bound; or (z) any statute, rule or governmental regulation applicable to REIT or its property or assets.

(e)          The execution and delivery of this Agreement by REIT and the performance by REIT of its obligations pursuant hereto will not result in any material violation of, be in material conflict with, or constitute a material default under, with or without the passage of time or the giving of notice, any material contract or agreement to which REIT is a party or by which it is bound, assuming the satisfaction of the Transaction Conditions.

(f)          There is no action, suit, proceeding or investigation pending or, to the knowledge of REIT, threatened in writing against REIT that challenges the validity of this Agreement or the right of REIT to enter into this Agreement, or that might result, either individually or in the aggregate, in REIT’s inability to perform its obligations under this Agreement. There is no material judgment, decree or order of any court, arbitrator, tribunal or governmental or similar authority in effect against REIT, and the REIT is not in material default with respect to any order of any court, arbitrator, tribunal or governmental or similar authority binding upon REIT or by which it or its property or assets are bound that would prevent the REIT from performing its obligations under this Agreement.

(g)          REIT is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the U.S. Office of Foreign Assets Control, and is not engaging in the transactions described herein, directly or indirectly, on behalf of, or instigating or facilitating the transactions described herein, directly or indirectly, on behalf of, any such person, group, entity or nation.

(h)          REIT is acquiring the Lansbrook Interests for its own account or those of its subsidiaries and Affiliates, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. REIT understands that the Lansbrook Interests have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

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6.7 Limitations; Definition of Knowledge.

(a)          Except for the representations and warranties contained in Sections 6.1-6.5 (as modified by any matters noted as exceptions on any schedules attached hereto (collectively, the “Exception Matters”), Appendices and Schedules hereto), or any documents delivered to REIT at Closing in connection with this Agreement (collectively, “Sellers’ Reps”), neither Seller nor any other Person (including, for the avoidance of doubt, any equity holder of Sellers) makes any other express or implied representation or warranty in respect of any of the Lansbrook Interests, the Companies, the Property or the transactions contemplated hereby, and Sellers disclaim all other representations or warranties, whether made by any of the Companies or any of their respective Affiliates, officers, directors, employees, agents or representatives. Except for Sellers’ Reps, Sellers hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to REIT or its Affiliates or REIT’s Representatives (including any opinion, information, projection or advice that may have been or may be provided to REIT by any director, officer, employee, agent, consultant or representative of any of the Companies or any of their respective Affiliates). The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed. EXCEPT FOR AND SUBJECT ONLY TO SELLERS’ REPS, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, RELATING TO THE LANSBROOK INTERESTS, THE COMPANIES, THE PROPERTY OR ANY PORTION THEREOF, OR THE CONDITION OF OR MATERIALS RELATING TO THE LANSBROOK INTERESTS, THE COMPANIES, THE PROPERTY, IN WHOLE OR IN PART, OR ANY OTHER MATTER, ALL SUCH REPRESENTATIONS AND WARRANTIES BEING HEREBY EXPRESSLY DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND SUBJECT ONLY TO SELLERS’ REPS, REIT IS PURCHASING THE LANSBROOK INTERESTS “AS IS” AND “WITH ALL FAULTS”. EXCEPT FOR SELLERS’ REPS, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO, AND REIT IS NOT RELYING ON ANY REPRESENTATIONS WITH RESPECT TO: (a) environmental matters relating to the Property or any portion thereof, including the presence of any Hazardous Materials on the Property; (b) the presence of mold or other microbial agents in the Property; (c) geological or seismic conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, and limitations regarding the withdrawal of water therefrom, and faulting; (d) whether or not and the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, flood prone area, flood plain, floodway, or special flood hazard; (e) drainage and soil conditions of the Property; (f) the existence of or availability of any development rights; (g) zoning requirements (including any special use permits) to which the Property or any portion thereof may be subject or the status of compliance with such requirements; (h) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electricity; (i) usages of any adjoining property; (j) access to the Property or any portion thereof; (k) the value, compliance with specifications, size, location, age, use, merchantability, quality, description, or condition of the Property or any portion thereof, or suitability of the Property or any portion thereof for REIT’s purposes, or fitness for any use or purpose whatsoever; (l) the compliance of the Property with applicable building codes, fire codes, land use or access laws or ordinances including, without limitation, the Americans with Disabilities Act (and the local equivalent thereof) or any similar Laws, including Environmental Laws; (m) enforceability of any Lease or Service Contract; (n) whether Sellers will continue to own or operate any property adjacent to or in proximity to the Property, (o) the square footage or leaseable area of the Improvements and/or the Land, or (p) the credit-worthiness of any tenant under any of the Leases. The disclaimer expressed in this Section 6.7(a) shall survive Closing.

(b)          As used herein, “SOIF II’s knowledge,” “known to SOIF II” or similar phrases means the actual knowledge of SOIF II, BR Lansbrook JV Member, Lansbrook JV or Lansbrook Titleholder or the officers of any of such entities who have reason to know such information, as applicable (by virtue of such officers’ positions with such entities).

(c)          As used herein, “SOIF III’s knowledge”, “known to SOIF III” or similar phrases means the actual knowledge of SOIF III, BR Lansbrook JV Member, Lansbrook JV or Lansbrook Titleholder or the officers of any of such entities who have reason to know such information, as applicable (by virtue of such officers’ positions with such entities).

(d)          As used herein, “REIT’s knowledge”, “known to REIT” or similar phrases means the actual knowledge of the REIT, REIT Parent, Manager, BRG Lansbrook or the officers of any of such entities who have reason to know such information, as applicable (by virtue of such officers’ positions with such entities).

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6.8 Survival of Representations and Warranties. The representations and warranties set forth in this Article 6 are made as of the Effective Date and each of Sellers and REIT shall be deemed to have remade all of their respective representations and warranties as of the Closing Date. Such representations and warranties shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of 12 months (the “Limitation Period”); provided that (a) the representations set forth in Section 6.1(a), (b), (c) and (d), Section 6.2(a), (b), (c), (d) and (e), Section 6.4(a), (b), (c), (d) and (e) and Section 6.6(a), (b), (c) and (d) (the “Title and Authority Warranties”) shall survive the Closing indefinitely and (b) the representations set forth in Section 6.2(m) and Section 6.4(m) (the “Tax Warranties”) shall survive the Closing for a period ending sixty (60) days after the expiration of the applicable statute of limitations (including extensions thereof). Each Seller and REIT shall have the right to bring an action for breach of such representations and warranties if they give the other Parties written notice of the circumstances giving rise to the alleged breach within the survival period specified therefore in this Section 6.8.

ARTICLE 7. DEFAULT AND REMEDIES

7.1 Seller’s Default. If the Closing fails to occur due to the default of a Seller, REIT shall be entitled to recover from the applicable defaulting Seller any out-of-pocket expenses reasonably incurred by REIT specifically incurred in connection with this Agreement.

7.2 REIT’s Default. If, after the expiration of the Due Diligence Period, the Closing fails to occur due to the default of the REIT, the Sellers shall be entitled to recover from the REIT or BRG Lansbrook any out-of-pocket expenses reasonably incurred by said Sellers specifically incurred in connection with this Agreement.

ARTICLE 8. INDEMNIFICATION AND LIMITATION ON LIABILITY

8.1 Indemnification of REIT by SOIF II. SOIF II shall indemnify, defend and hold REIT, REIT Parent, their successors, assigns and Affiliates, including but not limited to BRG Lansbrook (each a “REIT Indemnified Party,” and collectively, the “REIT Indemnified Parties”) harmless from any liability, claim, demand, loss, expense or damage that is: (a) suffered by, or asserted by any third party against, a REIT Indemnified Party arising from any act or omission of SOIF II, its agents, employees or contractors or otherwise arising out of the ownership or operation of the SOIF II Lansbrook Interest first arising or occurring prior to the Closing; (b) arising out of the breach or inaccuracy of any of SOIF II’s representations and warranties set forth herein; or (c) except as provided in Article 7, arising out of any failure by SOIF II to perform any covenant or obligation set out in this Agreement.

8.2 Limitation on SOIF II’s Liability. Notwithstanding any other provision of this Article 8 to the contrary, (a) SOIF II shall not have any indemnification obligations for claims under Section 8.1 unless and until the aggregate amount of such claims exceeds the lesser of $50,000 or one percent (1%) of the Consideration paid to SOIF II hereunder (provided that, once the amount of such claims exceeds such threshold, SOIF II shall pay damages from the first dollar of damages) and (b) in no event shall SOIF II’s aggregate liability for claims under Section 8.1 of this Agreement exceed ten percent (10%) of the Consideration paid to SOIF II hereunder; provided, however, that the limitations on liability set forth in this Section 8.2 shall not apply to any loss or liability arising from any breach of any of SOIF II’s Title and Authority Warranties, SOIF II’s intentional misconduct or fraudulent conduct or to SOIF II’s obligations with respect to sales commissions and brokerage fees under Section 5.2, which liability and obligations shall not be credited against the foregoing cap. Except as provided in Article 7, the provisions of this Article 8 shall be the sole and exclusive remedy of REIT with respect to matters which are subject to indemnification by SOIF II under Section 8.1 of this Agreement, all other remedies with respect to such matters being hereby waived.

8.3 Indemnification of REIT by SOIF III. SOIF III shall indemnify, defend and hold the REIT Indemnified Parties harmless from any liability, claim, demand, loss, expense or damage that is: (a) suffered by, or asserted by any third party against, any REIT Indemnified Party arising from any act or omission of SOIF III, its agents, employees or contractors or otherwise arising out of the ownership or operation of the SOIF III Lansbrook Interest first arising or occurring prior to the Closing; (b) arising out of the breach or inaccuracy of any of SOIF III’s representations and warranties set forth herein; or (c) except as provided in Article 7, arising out of any failure by SOIF III to perform any covenant or obligation set out in this Agreement.

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8.4 Limitation on SOIF III’s Liability. Notwithstanding any other provision of this Article 8 to the contrary, (a) SOIF III shall not have any indemnification obligations for claims under Section 8.3 unless and until the aggregate amount of such claims exceeds the lesser of $50,000 or one percent (1%) of the Consideration paid to SOIF III hereunder (provided that, once the amount of such claims exceeds such threshold, SOIF III shall pay damages from the first dollar of damages) and (b) in no event shall SOIF III’s aggregate liability for claims under Section 8.3 of this Agreement exceed ten percent (10%) of the Consideration paid to SOIF III hereunder; provided, however, that the limitations on liability set forth in this Section 8.4 shall not apply to any loss or liability arising from any breach of any of SOIF III’s Title and Authority Warranties, SOIF III’s intentional misconduct or fraudulent conduct or to SOIF III’s obligations with respect to sales commissions and brokerage fees under Section 5.2, which liability and obligations shall not be credited against the foregoing cap. Except as provided in Article 7, the provisions of this Article 8 shall be the sole and exclusive remedy of REIT with respect to matters which are subject to indemnification by SOIF III under Section 8.3 of this Agreement, all other remedies with respect to such matters being hereby waived.

8.5 Pledge Agreement.

(a)          On or before the Closing Date, the SOIF Parties shall each execute and deliver a pledge agreement, substantially in the form attached hereto as Exhibit C, pursuant to which each SOIF Party’s indemnity obligations contained in Section 8.1 and Section 8.3 hereof shall be secured by a pledge of the cash equal to 10% of the consideration paid to each such SOIF Party hereunder, and which pledge will be in full satisfaction of any indemnification obligations of each respective SOIF Party contained in Section 8.1 and Section 8.3 hereof (each, a “Pledge Agreement,” and collectively, the “Pledge Agreements”).

(b)          Each of the REIT Indemnified Parties by accepting the benefits of this Agreement hereby designates and appoints REIT as its agent under the Pledge Agreement, and hereby irrevocably authorizes REIT to take such action or to refrain from taking such action on its behalf under the provisions of the Pledge Agreement and to exercise such powers as are set forth therein, together with such other powers as are reasonably incidental thereto. REIT is authorized and empowered to amend, modify or waive any provisions of the Pledge Agreement on behalf of the REIT Indemnified Parties. REIT agrees to act as such on the express conditions contained in this Section 8.5. The provisions of this Section 8.5 are solely for the benefit of REIT and the REIT Indemnified Parties, and the SOIF Parties shall have no obligations under or rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under the Pledge Agreement, REIT shall act solely as an administrative representative of the REIT Indemnified Parties and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the REIT Indemnified Parties, by or through its agents or employees.

(c)          REIT shall have no duties, obligations or responsibilities to the REIT Indemnified Parties except those expressly set forth in this Section 8.5 or in the Pledge Agreements. Neither REIT nor any of its officers, directors, employees or agents shall be liable to any REIT Indemnified Party for any action taken or omitted by them under this Section 8.5 or under the Pledge Agreements, or in connection with this Section 8.5 or the Pledge Agreements, except that REIT shall be obligated on the terms set forth in this Section 8.5 for performance of its express obligations under the Pledge Agreements. In performing its functions and duties under the Pledge Agreements, REIT shall exercise the same care which it would exercise in dealing with a security interest in collateral held for its own account, but REIT shall not be responsible to any REIT Indemnified Party for any recitals, statements, representations or warranties in the Pledge Agreements or for the execution, effectiveness, genuineness, validity, enforceability or sufficiency of the Pledge Agreements or the collateral or the transactions contemplated thereby. REIT shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of the Pledge Agreements.

(d)          REIT shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper person, and with respect to all matters pertaining to this Section 8.5 and the Pledge Agreements and its duties under this Section 8.5 or the Pledge Agreements, upon advice of counsel selected by it. REIT shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by REIT in its sole discretion.

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8.6 Indemnification of the SOIF Parties by REIT. REIT and BRG Lansbrook shall jointly and severally indemnify, defend and hold the SOIF Parties, their successors, assigns and Affiliates (each a “SOIF Indemnified Party,” and collectively, the “SOIF Indemnified Parties”) harmless from any liability, claim, demand, loss, expense or damage that is: (a) suffered by, or asserted by any third party against, a SOIF Indemnified Party arising from any act or omission of the REIT, its assigns (including, but not limited to, BRG Lansbrook), its agents, employees or contractors or REIT Parent or otherwise arising out of the ownership or operation of the Lansbrook Interests first arising from and after the Closing; (b) arising out of the breach or inaccuracy of any of the REIT’s representations and warranties set forth herein; or (c) except as provided in Article 7, arising out of any failure by REIT to perform any covenant or obligation set out in this Agreement.

8.7 Limitation on REIT’s Liability. Notwithstanding any other provision of this Article 8 to the contrary, (a) neither REIT nor BRG Lansbrook shall have any indemnification obligations for claims under Section 8.6 unless and until the aggregate amount of such claims exceeds the lesser of $50,000 or one percent (1%) of the Consideration (provided that, once the amount of such claims exceeds such threshold, REIT shall pay damages from the first dollar of damages), and (b) in no event shall the collective aggregate liability for claims under Section 8.6 of this Agreement exceed ten percent (10%) of the Consideration; provided, however, that the limitations on liability set forth in this Section 8.7 shall not apply to any loss or liability arising from any breach of any of REIT’s Title and Authority Warranties, REIT’s intentional misconduct or fraudulent conduct or to REIT’s obligations with respect to sales commissions and brokerage fees under Section 5.2, which liability and obligations shall not be credited against the foregoing cap. Except as provided in Article 7, the provisions of this Article 8 shall be the sole and exclusive remedy of the SOIF Parties with respect to matters which are subject to indemnification by REIT and BRG Lansbrook under Section 8.6 of this Agreement, all other remedies with respect to such matters being hereby waived.

8.8 REIT Parent Guaranty Joinder. The SOIF Parties have advised the REIT and REIT Parent that, in connection with the transaction identified herein, the Loan Documents governing Lansbrook Titleholder’s Loan shall require that REIT Parent deliver to Lender an instrument (“Joinder”) pursuant to which REIT Parent shall guaranty payment and performance of the Loan. Delivery by REIT Parent to Lender of the executed Joinder at Closing shall be a condition precedent to the SOIF Parties’ obligations hereunder.

8.9 Survival. The provisions of this Article 8 shall survive the Closing; provided that claims under clause (a) or (b) of Section 8.1, clause (a) or (b) of Section 8.3 or clause (a) or (b) of Section 8.6, shall be subject to the time limitations set forth in Section 6.8. For the avoidance of doubt, the Parties acknowledge that, notwithstanding that claims under clause (a) of Section 8.1, clause (a) of Section 8.3 or clause (a) of Section 8.6 may not arise out of a breach or inaccuracy of the indemnifying party’s representations or warranties, such claims are nonetheless subject to the Limitation Period. Any claim for indemnification under Section 8.1(a) or (b), Section 8.3(a) or (b) or Section 8.6(a) or (b) not made on or prior to the expiration of the Limitation Period set forth in Section 6.8 shall be irrevocably and unconditionally waived and released.

ARTICLE 9. MISCELLANEOUS

9.1 Parties Bound. No Party may assign this Agreement without the prior written consent of the other Parties, and any such prohibited assignment shall be void; provided that the REIT may assign all of its rights and duties to an affiliated company, including but not limited to BRG Lansbrook, without the written consent of the Sellers. This Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, permitted assigns, heirs, and devises of the Parties.

9.2 Headings; Entirety; Amendments. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof. All exhibits, schedules and appendices attached to this Agreement are incorporated herein as if fully set forth in this Agreement and shall be deemed to be a part of this Agreement. This Agreement embodies the entire agreement between the Parties and supersedes all prior agreements and understandings between the Parties relating to the Lansbrook Interests, the Companies or the Property (other than the Charter Documents of the Companies). This Agreement may be amended or supplemented (except as noted in the preceding sentence) only by an instrument in writing executed by the Party against whom enforcement is sought.

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9.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by a Party to enforce against another Party any term or provision of this Agreement shall not be deemed to be a waiver of such Party’s right to enforce against the other Party the same or any other such term or provision in the future.

9.4 Governing Law; Calculation of Time Periods; Time. This Agreement shall, in all respects, be governed and enforced in accordance with the laws of the state of New York. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in New York, New York, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:30 p.m. New York, New York time. Time is of the essence in the performance of this Agreement.

9.5 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise, other than the indemnified parties referenced in Section 2.1 pursuant to and for purposes of Section 2.1, in Section 8.1 pursuant to and for purposes of Section 8.1, in Section 8.3 pursuant to and for purposes of Section 8.3 and in Section 8.6 pursuant to and for purposes of Section 8.6, all of whom shall be express third party beneficiaries hereof solely for purposes of Section 2.1, Section 8.1, Section 8.3 or Section 8.6, as applicable.

9.6 Confidentiality. With the exception of any disclosures concerning the transactions described herein which are made by REIT Parent in connection with its public company disclosure obligations, no Party shall make a public announcement or other disclosure of this Agreement or any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of the other, which consent may not be unreasonably conditioned, delayed or withheld so long as such public disclosure is otherwise in compliance with this Agreement; provided, however, that without the consent of the other Party, a Party may make (i) any public disclosure it reasonably believes is required by applicable Law, rule or regulation (in which event such Party shall use reasonable efforts to advise the other Party prior to the making of such disclosure); (ii) such disclosure as may be reasonably necessary to enforce any provision of this Agreement; (iii) any disclosure to any lender or prospective lender, creditor, officer, employee, agent, current or prospective investor and their advisors, current or prospective financial partner, or Affiliate as necessary to perform its obligations under this Agreement or (iv) any public disclosure that is deemed advisable by such Party or its counsel to be disclosed in connection with financial reporting, securities disclosures or other legal, tax or financial requirements or guidelines applicable to such Party or any Affiliate thereof, including any disclosures to the Securities and Exchange Commission and any press release required by the Securities and Exchange Commission in connection therewith.

9.7 Enforcement Expenses. Should any Party employ attorneys or arbitrators to bring an action or arbitration to enforce any of the provisions hereof, the non-prevailing Party in such action or arbitration shall pay the prevailing Party all reasonable costs, charges, and expenses, including attorneys’ fees and costs, expended or incurred in connection therewith (not to exceed, in the aggregate, $50,000). The limitations set forth in Section 8.2, Section 8.4 and Section 8.7 shall not apply with respect to this Section 9.7.

9.8 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the following parties:

If to REIT:	c/o BRG Manager, LLC
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attn: R. Ramin Kamfar

If to BRG Lansbrook:	c/o BRG Manager, LLC
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attn: R. Ramin Kamfar

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If to SOIF II:	c/o BR SOIF II Manager
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attn: Jordan B. Ruddy

If to SOIF III:	c/o BR SOIF III Manager
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attn: Jordan B. Ruddy

9.9 Construction. The Parties acknowledge that the Parties and their counsel have reviewed and revised this Agreement and the documents to be executed on or prior to the Closing Date and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, the documents to be delivered on or prior to the Closing Date or any exhibits or amendments thereto.

9.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts, and by each Party hereto on separate counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the Parties may execute and exchange by facsimile or email counterparts of the signature pages which shall be deemed original signatures for all purposes.

9.11 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either Party on or prior to the Closing Date, each Party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Lansbrook Interests to REIT, BRG Lansbrook or their assigns.

9.12 Waiver of Jury Trial; Forum. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS AGREEMENT IN A FEDERAL OR STATE COURT LOCATED IN NEW YORK, NEW YORK, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

9.13 Mutual Execution. Until this Agreement has been duly executed by all Parties hereto and a fully executed copy has been delivered to each Party hereto (which may occur by facsimile transmission or e-mail), this Agreement shall not be legally binding against the Parties.

9.14 Cooperation. Subject to the provisions of this Agreement, the Parties agree to cooperate and use Commercially Reasonable Efforts to consummate the transactions contemplated hereby.

9.15 Exclusivity. From and after the Effective Date, Sellers and their respective agents, representatives and employees shall immediately cease all marketing of the Lansbrook Interests, any and all interests in BR Lansbrook JV Member, any and all interests in Lansbrook JV, any and all interests in Lansbrook Titleholder and any and all interests in the Lansbrook Property until such time as this Agreement is terminated and Sellers shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the foregoing. Notwithstanding the foregoing, Sellers shall not be liable to REIT nor responsible in any manner for any action taken by the Carroll Entities (or their respective agents, representatives and employees) in contravention of the prohibition set forth in this Section 9.15; provided, however, to the extent possible, Sellers shall use their reasonable efforts to ensure such parties’ compliance with this Section 9.15 and shall inform such parties of the prohibition set forth herein if necessary.

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[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement effective on the Effective Date.

SOIF II:

Bluerock special opportunity + income
fund ii, llc,
a Delaware limited liability company

By:	BR SOIF II Manager, LLC, a Delaware limited
liability company, its manager

By:	Bluerock Real Estate, L.L.C., a Delaware
limited liability company, its sole member

By:	/s/ Jordan Ruddy
Name: Jordan Ruddy
Title: Authorized Signatory

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SOIF III:

Bluerock special opportunity + income
fund iiI, llc,
a Delaware limited liability company

By:	BR SOIF III Manager, LLC, a Delaware limited
liability company, its manager

By:	Bluerock Real Estate, L.L.C., a Delaware
limited liability company, its sole member

By:	/s/ Jordan Ruddy
Name: Jordan Ruddy
Title: Authorized Signatory

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REIT:

Bluerock Residential Holdings, L.P.,
a Delaware limited partnership

By:	Bluerock Residential Growth REIT, Inc.,
a Maryland corporation, its general partner

By:	/s/ Michael L. Konig
Name: Michael L. Konig
Title: Secretary, Chief Operating Officer
and General Counsel

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BRG LANSBROOK joins hereby for the limited purposes
set forth in Sections 8.6 and 8.8 hereof.

BRG LANSBROOK, LLC,
a Delaware limited liability company

By:	Bluerock Residential Holdings, L.P.,
a Delaware limited partnership, its sole member

By:	Bluerock Residential Growth REIT, Inc.,
a Maryland corporation, its general partner

By:	/s/ Michael L. Konig
Name: Michael L. Konig
Title: Secretary, Chief Operating Officer
and General Counsel

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Schedule 1.1

Seller	Acquiror	Interest	Allocated Consideration ($)

SOIF II	REIT, for subsequent contribution to BRG Lansbrook	32.67% limited liability company interest in BR Lansbrook JV Member, LLC	$5,433,590.94

SOIF III	REIT, for subsequent contribution to BRG Lansbrook	52.67% limited liability company interest in BR Lansbrook JV Member, LLC	$8,759,724.13

*The stated Consideration of $14,193,315.07 (as is allocated to each of SOIF II and SOIF III, respectively, in this Schedule 1.1) assumes a closing date of May 23, 2014. The REIT is paying 8% annual interest on $14,000,000 from March 21, 2014 through the Closing Date to the collective of SOIF II and SOIF III. The interest earned is being allocated between SOIF II and SOIF III in proportion to their (pre-transfer) percentage interests in BR Lansbrook JV Member. To the extent Closing is delayed past May 23, 2014, additional accrued interest will adjust the Consideration to be paid by the REIT for the Lansbrook Interests.

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Exhibit A

Property Description

[To Be Attached]

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EXHIBIT A

The units described on Schedule A in LANSBROOK VILLAGE CONDOMINIUM, a Condominium according to the Declaration of Condominium thereof, as recorded in O.R. Book 14696, Pages 673 through 874, inclusive and according to the Plat thereof recorded in Condominium Book 139, Pages 42 through 62, inclusive and all amendments thereof, of the Public Records of Pinellas County, Florida, together with an undivided interest in the common elements.

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Schedule A

Cambridge Village "C" Units

C1-101 C1-103 C1-104 C1-106 C1-201 C1-202 C1-205 C1-206

C2-101 C2-103 C2-104 C2-201 C2-202 C3-101 C3-102 C3-104 C3-105

C3-106 C3-201 C3-202 C3-203 C3-204 C3-205 C4-101 C4-102 C4-103

C4-104 C4-201 C4-203 C4-204 C5-104 C5-105 C5-106 C5-202 C5-203

C5-205 C5-206 C6-101 C6-102 C6-103 C6-104 C6-201 C6-203 C6-204

C7-104 C7-105 C7-106 C7-201 C7-202 C7-204 C7-206 C8-101 C8-104

C8-201 C8-203 C8-204 C9-101 C9-102 C9-103 C9-104 C9-201 C9-202

C9-203 C9-204 C10-102 C10-103 C10-104 C10-105 C10-106 C10-201 C10-202

C10-203 C10-205 C10-206 C11-101 C11-102 C11-103 C11-201 C11-202 C11-203

C12-101 C12-104 C12-201 C12-203 C13-101 C13-102 C13-104 C13-201 C13-203

C13-204 C14-102 C14-104 C14-201 C14-202 C14-204 C15-101 C15-102 C15-104

C15-201 C15-202 C15-204 C16-101 C16-102 C16-104 C16-201 C16-202 C16-203

C16-204 C17-103 C17-104 C17-201 C17-202 C17-203 C17-204 C18-101 C18-102

C18-103 C18-104 C18-201 C18-202 C18-203 C18-204 C19-104 C19-201 C19-203

C19-204 C20-101 C20-104 C20-201 C20-204 C21-101 C21-102 C21-103 C21-104

C21-201 C21-202 C21-203 C22-103 C22-104 C22-105 C22-106 C22-204 C22-205

C22-206 C23-101 C23-102 C23-103 C23-104 C23-105 C23-106 C23-201 C23-202

C23-203 C23-204 C23-205 C23-206 C24-101 C24-102 C24-103 C24-201 C24-203

C24-204 C25-101 C25-102 C25-104 C25-105 C25-201 C25-203 C25-204 C25-205

C25-206 C26-101 C26-102 C26-104 C26-201 C26-203 C26-204

Hampton Village "H" Units

H1-102 H1-103 H1-104 H1-106 H1-107 H1-108 H2-101 H2-103 H2-104

H2-105 H2-106 H2-108 H3-103 H3-104 H3-105 H3-106 H3-107 H4-101

H4-106 H5-103 H5-104 H6-101 H6-102 H6-107 H6-108 H6-201 H6-202

H6-203 H6-204 H6-207 H6-208 H6-301 H6-302 H6-303 H6-304 H6-305

H6-306 H6-307 H6-308 H7-102 H7-103 H8-101 H8-103 H9-102 H9-103

H9-104 H9-105 H9-106 H9-107 H9-108 H10-101 H10-102 H10-103 H10-106

H10-107 H10-108 H10-203 H10-204 H10-205 H10-206 H10-207 H10-301 H10-302

H10-304 H10-306 H10-307 H10-308 H11-103 H11-105 H11-106 H11-107 H11-108

H11-109 H12-101 H12-102 H12-103 H12-104 H12-105 H12-106 H12-107 H12-108

H12-201 H12-202 H12-203 H12-205 H12-206 H12-207 H12-208 H12-301 H12-302

H12-304 H12-305 H12-306 H13-103 H13-104 H13-105 H14-101 H14-102 H14-104

H14-105 H15-101 H15-106 H15-108 H16-104 H16-105 H16-106 H16-107 H16-108

H16-201 H16-202 H16-203 H16-204 H16-205 H16-206 H16-207 H16-208 H16-301

H16-302 H16-304 H16-306 H16-307 H16-308 H17-102 H17-104 H17-105 H17-106

H17-107 H18-101 H18-102 H18-103 H18-104 H18-105 H18-106 H18-108 H19-102

H19-103 H19-104 H19-105 H19-106 H20-101 H20-102 H20-103 H20-104 H20-105

H21-103 H21-105 H21-107 H21-108 H21-109 H21-110 H22-103 H22-104 H22-106

H22-107 H22-108 H22-109 H22-110 H23-101 H23-102 H23-103 H23-104 H23-105

H23-106 H24-101 H24-102 H24-103 H24-105 H24-108 H23-109

Windsor Village "W" Units

W1-101 W1-204 W2-104 W2-201 W2-203 W3-101 W3-201 W3-202 W3-203

W3-204 W4-102 W4-104 W4-204 W5-101 W5-104 W6-101 W6-102 W6-104

W6-203 W6-204 W7-101 W7-103 W7-104 W7-201 W7-202 W7-203 W7-204

W8-101 W8-102 W8-104 W8-201 W8-202 W8-204 W9-104 W9-105 W10-101

W10-103 W10-105 W11-104 W11-106 W12-101 W12-103 W12-104 W12-105 W12-106

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W13-102 W13-105 W13-106 W14-102 W14-103 W14-104 W15-101 W15-102 W15-103

W15-104 W15-105 W15-106 W16-102 W16-103 W16-104 W16-105 W17-101 W17-103

W18-101 W18-102 W18-103 W18-104 W18-201 W18-202 W18-203 W18-204 W19-101

W19-201 W19-204 W20-102 W20-103 W20-104 W20-203 W21-101 W21-102 W21-103

W21-201 W21-202 W21-204 W22-101 W22-102 W22-103 W22-104 W22-202 W22-203

W22-204 W23-101 W23-102 W23-104 W23-202 W23-203 W24-101 W24-102 W24-103

W24-104 W24-202 W24-203 W24-204 W25-101 W25-102 W25-103 W25-104 W25-203

W26-101 W26-102 W26-103 W26-104 W26-201 W26-202 W27-202 W28-102 W28-103

W28-202 W28-203 W29-102 W29-103 W30-101 W30-102 W30-201 W31-101 W31-103

W31-104 W32-101 W32-103 W33-101 W33-104 W34-101 W34-105 W35-101 W35-102

W35-104 W35-105 W35-106 W36-103 W36-106 W37-101 W37-102 W34-103 W37-104

W37-105 W38-101 W38-104 W38-106 W39-101 W39-105 W40-101 W41-101 W41-102

W41-103 W41-104

C19-102 C8-202 C20-103 C25-103 C5-204 C8-103 C10-101 C12-102 C12-202

C19-103

H6-206 H10-201 H10-303 H11-110 H15-102 H15-104 H15-110 H16-305 H22-105

H1-105 H5-101 H6-104 H16-103 H6-106 H17-103 H22-101

W3-102 W1-201 W5-201 W5-204 W7-102 W10-104 W12-102 W16-101 W19-102

W19-104 W21-104 W27-203 W28-101 W28-104 W28-204 W29-204 W30-103 W11-101

W10-102 W36-105 W26-204 W27-201 W36-102 W8-203 W20-101 W33-106 W25-204

W27-102

C1-102 H10-105 W1-102 W2-102 W10-106 W25-201

H3-101 H23-107 W1-103 W4-203 W21-203 W29-104 W33-103 W34-102 W36-101

W2-204

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Exhibit B

Org Chart

[SEE ATTACHMENT]

37

38

Exhibit C

Form of Pledge Agreement

[TO BE ATTACHED]

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Pledge Agreement

THIS PLEDGE AGREEMENT (this “Agreement”), dated as of ____________, 2014, is entered into by and between BLUEROCK RESIDENTIAL HOLDINGS, L.P., a Delaware limited partnership (the “Pledgee”), and Bluerock Special Opportunity + Income Fund II, LLC, a Delaware limited liability company (the “Pledgor”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Membership Interest Purchase Agreement (as defined below).

WHEREAS, pursuant to that certain Membership Interest Purchase Agreement, dated effective as of May 15, 2014, by and between the Pledgee, the Pledgor and SOIF III (the “Membership Interest Purchase Agreement”), the Pledgor is contributing the SOIF II Lansbrook Interest to the Pledgee in exchange for cash;

WHEREAS, pursuant to the Membership Interest Purchase Agreement, the Pledgor has agreed to indemnify the Pledgee, its successors, assigns and Affiliates, including, but not limited to, BRG Lansbrook (each, an “Indemnified Party” and, together, the “Indemnified Parties”), for certain losses described in Section 8.1 of the Membership Interest Purchase Agreement (but subject to the limitations expressed in Section 8.2 of the Membership Interest Purchase Agreement) (the “Losses”) and asserted during the Survival Period (as hereinafter defined). The Pledgor’s obligations (i) so to indemnify the Indemnified Parties for Losses in accordance with Section 8.1 of the Membership Interest Purchase Agreement, and (ii) to perform its obligations hereunder are referred to herein collectively as the “Secured Obligations”; and

WHEREAS, in order to secure the full and timely performance of the Secured Obligations pursuant to the Membership Interest Purchase Agreement, the Pledgor has agreed to pledge and grant to the Pledgee, as security for the Secured Obligations, a lien and security interest in, to and under ten percent (10%) of the cash consideration received by Pledgee under the Membership Interest Purchase Agreement (collectively the “Pledged Interests”), such pledge, lien and security interest to remain in effect during the Pledge Period (as defined below) subject to the terms hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Grant of Security Interest. As collateral security for the payment, performance and observance of the Secured Obligations, now existing or hereafter arising, absolute or contingent, the Pledgor pledges to the Pledgee, for its own benefit and for the benefit of each Indemnified Party subject to the limitations set forth herein, and grants to the Pledgee, for its own benefit and the benefit of each Indemnified Party subject to the limitations set forth herein, a security interest in the following property (collectively, the “Collateral”):

(a)          the Pledged Interests;

(b)          any equity securities of the Pledgee (“Additional Interests”) and/or obligations of the Pledgee in respect of the Pledged Interests that may hereafter be acquired by the Pledgor during the Pledge Period and, if any, the certificates or other instruments or documents evidencing the same;

(c)          all rights of Pledgor in and to all distributions in kind declared in respect of any or all of the foregoing during the Pledge Period;

(d)          any cash received by Pledgee pursuant to Section 8 below during the Pledge Period;

(e)          any cash or cash equivalent (the “Cash Collateral”) substituted by Pledgor for the Pledged Interests and/or the Additional Interests (or any portion thereof) pursuant to the terms hereof; and

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(f)          all proceeds and profits of any or all of the foregoing.

Pledgor and Pledgee do hereby acknowledge and agree that Pledgor shall be entitled, at any time during the Pledge Period, to substitute Cash Collateral for all or any portion of the Pledged Interests and/or the Additional Interests. Any Cash Collateral shall be held in a segregated account in the name of both Pledgor and Pledgee (at an institution designated by Pledgee) and shall be released from such account only upon instructions given by Pledgor and Pledgee, which instructions shall conform with the provisions of this Agreement.

2.          Delivery of Certificates and Instruments. The Pledgor shall deliver to the Pledgee: (a) the original certificates or other instruments or documents evidencing the Pledged Interests, if any, concurrently with the execution and delivery of this Agreement, and (b) the original certificates or other instruments or documents evidencing all other Collateral (except for Collateral that this Agreement specifically permits the Pledgor to retain) within ten (10) days after Pledgor’s receipt thereof. All Collateral that is certificated securities shall be in bearer form or, if in registered form, shall be reflected as being subject to this Agreement on the books of the transfer agent.

3.          Pledgor Remain Liable. Notwithstanding anything herein to the contrary: (a) the Pledgor shall remain obligated, to the extent set forth in the agreements (including, without limitation, the Pledgee’s Charter Documents) under which it has received, or has rights or obligations in respect of its ownership of, any shares of the REIT Parent (“REIT Shares”) (“Related Agreements”) to perform its duties and obligations thereunder to the same extent as if this Agreement had not been executed; (b) the exercise by the Pledgee of any of its rights hereunder shall not release the Pledgor from any of its duties or obligations under the Related Agreements, except to the extent that such duties and obligations may have been terminated by reason of a sale, transfer or other disposition of the Collateral pursuant hereto; and (c) the Pledgee shall not by reason of this Agreement have any obligations or liabilities under the Related Agreements (beyond those imposed directly on the Pledgee by the express terms therein), nor shall the Pledgee be obligated to perform any of the obligations or duties of the Pledgor under the Related Agreements or to take any action to collect or enforce any claim for payment assigned hereunder.

4.          Representations, Warranties and Covenants.

(a)          The Pledgor represents, warrants and covenants, as of the date hereof (for itself and not jointly or jointly and severally with any other Person), as follows:

(1)         Pledgor owns, directly or indirectly, all of such Pledged Interests, free and clear of all claims, mortgages, pledges, liens, encumbrances and security interests of every nature whatsoever created (or allowed to be created) by Pledgor, except in favor of the Pledgee. All other Collateral hereafter delivered by the Pledgor to the Pledgee will be owned, directly or indirectly, by the Pledgor free and clear of all claims, mortgages, pledges, liens, encumbrances and security interests of every nature whatsoever, except in favor of the Pledgee.

(2)         With respect to the Pledgor, the address of its chief executive office and principal place of business, and the location of its books and records relating to the Collateral, is set forth in Section 21 hereof. Pledgor will not change said address or location, or merge or consolidate with any person or change its name during the Pledge Period, without at least fifteen (15) days’ prior written notice to the Pledgee, and with respect to any such change in address or name or merger or consolidation, Pledgor shall execute and deliver to the Pledgee such documents and take such actions as the Pledgee reasonably deems necessary to perfect and protect the Pledgee’s security interests in and to the Collateral.

(3)         During the Pledge Period (and, if and to the extent applicable, any Extended Pledge Period (as defined below)), the Pledgor will not create, incur, assume or permit to exist any security interest in the Collateral (or during such Extended Pledge Period, the Retained Collateral (as defined below)) other than the security interest created pursuant to this Agreement or sell, transfer, assign, pledge or grant a security interest in the Collateral (or during such Extended Pledge Period, the Retained Collateral) to any Person other than the Pledgee (provided that Pledgor shall be entitled to consent to the sale of the Pledged Interests or the Additional Interests during the Pledge Period (and, if and to the extent applicable, the Extended Pledge Period) so long as such sale is not binding or consummated until the Pledge Period has expired).

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(4)         The Pledged Interests that are Collateral hereunder are fully paid and are not subject to any options to purchase or similar rights of any kind granted by the Pledgor in favor of any Person, except pursuant to the terms of the Pledgee’s Charter Documents.

(5)         The Pledgor has the power and authority to own its properties and to carry on its business as currently conducted.

(6)         The Pledgor has the requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement, and has taken all necessary action to authorize such execution, delivery and performance.

(7)         This Agreement constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by the application of general equitable principles.

(8)         The Pledgor’s execution, delivery and performance of this Agreement will not violate (as applicable) any law or regulation, or any order or decree of any court or governmental instrumentality binding on Pledgor, or any provision of the Pledgor’s Charter Documents, or any securities issued by, the Pledgor, and will not conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, agreement or other instrument to which the Pledgor is a party or by which it is bound, and will not result in the creation or imposition of any lien, charge or encumbrance upon any of the property of the Pledgor pursuant to the provisions of any of the foregoing.

(9)         No consent of any other Person (including, without limitation, as applicable, members and creditors of the Pledgor) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental instrumentality is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except for (x) any of same necessary to issue, certificate or register any REIT Shares or (y) the filing of any financing statements required or contemplated hereunder.

(10)        The pledge of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in such Collateral to the extent a security interest can be created therein pursuant to the New York Uniform Commercial Code, subject to any filings, agreements or actions required pursuant to the New York Uniform Commercial Code or otherwise.

(11)        During the Pledge Period (and any Extended Pledge Period, if and to the extent applicable), the Pledgor will take commercially reasonable actions to defend the Pledgee’s security interest in the Collateral (or, during such Extended Pledge Period, the Retained Collateral) against the claims and demands of all Persons whomsoever (other than Affiliates of Pledgee).

(12)        During the Pledge Period (and any Extended Pledge Period, if and to the extent applicable), the Pledgor will take any and all commercially reasonable actions necessary to maintain its status as a stockholder of the Pledgee and the shares of Pledgee’s Class “A” common stock represented by the Pledged Interests (if any).

(13)        During the Pledge Period, the Pledgor will not enter into or assume any other agreement containing a negative pledge with respect to the Collateral (or, during any Extended Pledge Period, if and to the extent applicable, with respect to the Retained Collateral).

(b)          The Pledgee represents, warrants and covenants, as of the date hereof (for itself and not jointly or jointly and severally with any other Person), as follows:

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(1)         During the Pledge Period (and, if and to the extent applicable, any Extended Pledge Period (as defined below)), the Pledgee will not sell, transfer, assign or the Collateral (or during such Extended Pledge Period, the Retained Collateral) to any Person or allow any lien to be placed on or otherwise encumber the Collateral.

(2)         The Pledged Interests and the Additional Interests that are Collateral hereunder will not be made subject to any options to purchase or similar rights of any kind granted by the Pledgee in favor of any Person, except pursuant to the terms of the Pledgee’s Charter Documents.

(3)         The Pledgee has the power and authority to own its properties and to carry on its business as currently conducted.

(4)         The Pledgee has the requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement, and has taken all necessary action to authorize such execution, delivery and performance.

(5)         This Agreement constitutes the legal, valid and binding obligation of the Pledgee, enforceable against the Pledgee in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by the application of general equitable principles.

(6)         The Pledgee’s execution, delivery and performance of this Agreement will not violate (as applicable) any law or regulation, or any order or decree of any court or governmental instrumentality binding on Pledgee, or any provision of the Pledgee’s Charter Documents, or any securities issued by, the Pledgee, and will not conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, agreement or other instrument to which the Pledgee is a party or by which it is bound, and will not result in the creation or imposition of any lien, charge or encumbrance upon any of the property of the Pledgee pursuant to the provisions of any of the foregoing.

(7)         No consent of any other Person (including, without limitation, as applicable, stockholders and creditors of the Pledgee) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental instrumentality is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except for (x) any of same necessary to issue, certificate or register any REIT Shares or (y) the filing of any financing statements required or contemplated hereunder.

5.          Registration. If any Claim (as defined below) remains unresolved thirty (30) days after the date of issuance of the applicable Claim Notice (as defined below), and provided Pledgee has notified Pledgor in writing of its intention to take any of the actions specified in this Section 5 and further provided Pledgor has not within three (3) business days from receipt of such written notification substituted Cash Collateral in the amount of such Outstanding Claim (as defined below) for all (or an applicable portion) of the Pledged Interests (and/or the Additional Interests), then Pledgee may cause all or any of the Collateral to be transferred to or registered in its name or the name of its nominee or nominees. Notwithstanding anything contained herein to the contrary, Pledgee shall not be entitled to take any action under this Agreement with respect to the Pledged Interests (or the Additional Interests) that is prohibited by the terms, or would cause a breach or violation, any Lock-Up Agreement or Registration Rights Agreement to which Pledgor and Pledgee (or REIT Parent) are parties.

6.          Claims; Value of Collateral.

(a)          Any claims by an Indemnified Party for indemnification under the Membership Interest Purchase Agreement shall be made in accordance with Section 8.1 of the Membership Interest Purchase Agreement. On or prior to the first (1st) anniversary of the Closing (the “Survival Period”), an Indemnified Party may give written notice (each a “Claim Notice”) to the Pledgor of any Loss that is subject to indemnification under Section 8.1 of the Membership Interest Purchase Agreement (each a “Claim”). Pledgor and Pledgee shall use commercially reasonable efforts to resolve any Claim within thirty (30) days of issuance of the applicable Claim Notice. Any Claim that has not been resolved to the mutual satisfaction of Pledgor and Pledgee shall be referred to hereunder as an “Outstanding Claim”. The amount required to satisfy any Claim shall be disclosed in the Claims Notice, as estimated by the Independent Directors (as defined below) in their reasonable discretion, and same shall be binding on Pledgor unless manifestly erroneous (such amount(s) being referred to, individually and collectively, as the “Estimated Claims Amount”).

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(b)          The value of Collateral (the “Value”) shall be determined as follows: (i) with respect to Collateral consisting of the REIT Shares, an amount equal to ten percent (10%) of the aggregate monetary value of the REIT Shares (determined by the share price on the Closing Date); (ii) for all other non-cash (or non-cash equivalent) Collateral, the fair market value of such Collateral as determined by the independent directors of the REIT Parent who meet the New York Stock Exchange standards of independence for directors, as determined by the board of directors of the REIT Parent (the “Independent Directors”).

7.          Voting Rights and Certain Payments Prior to Occurrence of Secured Obligations and Other Events.

(a)          Unless and until a Claim Notice has been properly issued, the Pledgor shall be entitled to exercise, in its sole discretion but not inconsistent with the terms hereof, the voting power with respect to any such Collateral, and for that purpose the Pledgee shall (if such Collateral shall be registered in the name of the Pledgee or its nominee in strict compliance with the terms hereof) execute, or cause to be executed, from time to time such proxies or other instruments in favor of the Pledgor or its nominee in such form and for such purposes as shall be reasonably required and specified in writing by the Pledgor, to enable the Pledgor to exercise such voting power with respect to such Collateral. If a Claim Notice has been properly issued by Pledgee, then the rights granted under this Paragraph 7(a) shall be exercisable by Pledgee, rather than Pledgor, with respect to Collateral having a Value equal to the Estimated Claims Amount (the “Claims Pending Collateral”), with Pledgor retaining the rights granted hereunder relating to all other Collateral.

(b)          Unless and until a Claim Notice has been properly issued, the Pledgor shall be entitled to receive and retain for its own account any and all regular cash distributions (but not distributions in the form of Additional Interests or other securities, distributions in kind or liquidating distributions, all of which shall be delivered and applied in accordance with Section 8 hereof) and interest at any time and from time to time paid upon any of such Collateral, and the Pledgee shall have no rights in or to same by virtue of this Agreement. Any of such regular cash distributions or interest paid while any Outstanding Claim exists shall be deemed part of the Collateral under this Agreement and thereafter subject to the terms hereof relating to such Collateral.

8.          Extraordinary Payments and Distributions. In case, upon the dissolution or liquidation (in whole or in part) of the Pledgee, any sum shall be paid as a liquidating distribution or otherwise upon or with respect to any of the Collateral during the Pledge Period, such sum shall be paid over to the Pledgee promptly, and in any event within ten (10) days after receipt thereof, to be held by the Pledgee as additional Collateral hereunder and all of the same shall constitute Collateral for all purposes hereof. Any such payment made following the expiration of the Pledge Period shall belong solely to the Pledgor, and the Pledgee shall have no rights in or to same by virtue of this Agreement, except to the extent any Retained Collateral remains held by Pledgee, in which case any such payment applicable to such Retained Collateral shall be deemed part of such Retained Collateral under this Agreement and thereafter subject to the terms hereof relating to such Retained Collateral. In case, during the Pledge Period, any distribution of Additional Interests shall be made with respect to the Collateral, or Additional Interests or fractions thereof shall be issued pursuant to any split involving any of the Collateral, or any distribution of capital shall be made on any of the Collateral, or any shares, obligations or other property shall be distributed upon or with respect to the Collateral pursuant to a recapitalization or reclassification of the capital of the Pledgee, or pursuant to the dissolution, liquidation (in whole or in part), bankruptcy or reorganization of the Pledgee, or pursuant to the merger or consolidation of the Pledgee with or into another entity, the shares, obligations or other property so distributed shall be delivered to the Pledgee promptly, and in any event within ten (10) days after receipt thereof, to be held by the Pledgee as additional Collateral hereunder, and all of the same shall constitute Collateral for all purposes hereof. Any such distribution made following the expiration of the Pledge Period shall belong solely to the Pledgor, and the Pledgee shall have no rights in or to same by virtue of this Agreement, except to the extent any Retained Collateral remains held by Pledgee, in which case any such distribution applicable to such Retained Collateral shall be deemed part of such Retained Collateral under this Agreement and thereafter subject to the terms hereof relating to such Retained Collateral.

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9.          Pledgor Obligations Not Affected. The obligations of the Pledgor hereunder shall remain in full force and effect and shall not be impaired by:

(a)          any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Pledgor;

(b)          any amendments to or modifications of any instrument (other than this Agreement) securing any of the Secured Obligations provided that the Pledgor has consented to same (such consent not to be unreasonably conditioned, delayed or denied);

(c)          the taking of additional security for, or any guaranty of, any of the Secured Obligations or the release or discharge or termination of any security or guaranty for any of the Secured Obligations; or

(d)          the lack of enforceability of any of the Secured Obligations against the Pledgor or any other person, whether or not the Pledgor shall have notice or knowledge of any of the foregoing.

10.         Voting Rights and Certain Payments After Occurrence of Claim Notice and Certain Other Events.

(a)          From and after the issuance of any Claim Notice, all rights of the Pledgor to exercise, or refrain from exercising, all voting power with respect to, and to otherwise exercise all ownership rights arising from, the Claims Pending Collateral shall cease, and thereupon the Pledgee shall be entitled to exercise all voting power with respect to such Claims Pending Collateral and otherwise exercise such ownership rights as though the Pledgee were the outright owner of such Claims Pending Collateral (Pledgor shall retain such voting power with respect to all other Collateral). If the Independent Directors reasonably determine that the Estimated Claims Amount equals or exceeds the Value of the Collateral then available to satisfy such Outstanding Claims, then the Pledgor shall no longer be the owner of such Collateral for tax purposes and all rights of the Pledgor to receive and retain the distributions and interest which it would otherwise be authorized to receive and retain pursuant to Section 7 hereof shall cease, and thereupon the Pledgee shall be entitled to receive and retain, as additional Collateral hereunder, any and all distributions and interest at any time and from time to time paid upon any of such Collateral, provided that, concurrent with making such determination, the Pledgee gives notice thereof to the Pledgor.

(b)          All payments, distributions or other property or assets that are received by the Pledgor contrary to the provisions of paragraph (a) of this Section 10 shall be received and held in trust for the benefit of the Pledgee, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Pledgee.

11.         Application of Cash Collateral. Any cash received and retained by the Pledgee as additional Collateral pursuant to Section 8 hereof may at any time and from time to time be applied (in whole or in part) by the Pledgee, at its option, in strict accordance with the terms and conditions hereof, to the payment of the Secured Obligations which such Collateral secures (in the order described in paragraph 12 below), but only if and to the extent any such payment is required hereunder.

12.         Application of Proceeds. Except as otherwise expressly provided herein, any cash received and retained pursuant to Section 8 hereof shall be applied by the Pledgee: first to the payment in full of the Secured Obligations, but only if and to the extent any such payment is required hereunder; and then, to the payment to the Pledgor, or its successors or assigns or as a court of competent jurisdiction may direct, of any surplus then remaining.

13.         Remedies With Respect to the Collateral.

(a)          If any Claim remains unresolved thirty (30) days after the date of receipt of the applicable Claim Notice, then Pledgee, without obligation to resort to other security, shall have the right at any time and from time to time thereafter to apply, after three (3) business days’ prior written notice to Pledgor (each an “Application Notice”), Collateral with a Value equal to the Estimated Claims Amount, in one or more parcels at the same or different times, and to receive all right, title and interest, claim and demand therein and right of redemption thereof, same to be applied by Pledgee to payment of such Outstanding Claims.

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(b)          Notwithstanding anything to the contrary in this Agreement or the Membership Interest Purchase Agreement, the sole recourse of the Pledgee against the Pledgor for the Secured Obligations is limited to the rights of the Pledgor in any Collateral that is applied by the Pledgee in strict accordance with the terms and conditions hereof to satisfy such Secured Obligations.

(c)          No demand, advertisement or notice, all of which are hereby expressly waived, shall be required in connection with any transfer of Collateral to the Pledgee in strict accordance with the terms and conditions of this Agreement.

(d)          Subject to the provisions of Section 13(b) above, the remedies provided herein in favor of the Pledgee relating to the Collateral shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other remedies in favor of the Pledgee relating to the Collateral existing at law or in equity.

14.         Care of Collateral. The Pledgee shall have no duty as to the collection or protection of the Collateral or any income thereon or as to the preservation of any rights pertaining thereto, beyond the safe custody of any thereof actually in its possession. With respect to any maturities, calls, conversions, exchanges, redemptions, offers, tenders or similar matters relating to any of the Collateral (herein called “events”), the Pledgee’s duty shall be fully satisfied if (i) the Pledgee exercises reasonable care to ascertain the occurrence and to give reasonable written notice to the Pledgor of any events applicable to any Collateral which are registered and held in the name of the Pledgee or its nominee, (ii) the Pledgee gives the Pledgor reasonable written notice of the occurrence of any events, of which the Pledgee has actual knowledge, as to any securities which are in bearer form or are not registered and held in the name of the Pledgee or its nominee (the Pledgor agreeing to give the Pledgee reasonable written notice of the occurrence of any events applicable to any securities Collateral in the possession of the Pledgor of which the Pledgor has received knowledge), and (iii) (a) the Pledgee endeavors to take such action with respect to any of the events as the Pledgor may reasonably and specifically request in writing in sufficient time for such action to be evaluated and taken or (b) if the Pledgee reasonably determines that the action requested might adversely affect the value of the Collateral, the collection of the Secured Obligations, or otherwise prejudice the interests of the Pledgee, the Pledgee gives reasonable written notice to the Pledgor that any such requested action will not be taken and if the Pledgee makes such determination or if the Pledgor fails to make such timely request, the Pledgee takes such other action as it deems advisable in the circumstances. Except as hereinabove specifically set forth, the Pledgee shall have no further obligation, under this Agreement only, to ascertain the occurrence of, or to notify the Pledgor with respect to, any events and shall not be deemed to assume any such further obligation as a result of the establishment by the Pledgee of any internal procedures with respect to any Collateral in its possession.

15.         Power of Attorney. The Pledgor hereby appoints the Pledgee to act during the Pledge Period (and, if and to the extent applicable, any Extended Pledge Period) as the Pledgor’s attorney-in-fact for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Pledgee reasonably may deem necessary or advisable to accomplish the purposes hereof, provided that Pledgee has given Pledgor prior reasonable written notice of Pledgee’s intention to exercise such attorney-in-fact rights. Without limiting the generality of the foregoing, at any time while an Outstanding Claim exists, the Pledgee shall have the right and power (a) with respect to any Claims Pending Collateral to satisfy a Secured Obligation in strict accordance with the terms and conditions herein, to receive, endorse and collect all checks and other orders for the payment of money made payable to the Pledgor representing any interest or other distribution payable in respect of such Claims Pending Collateral or any part thereof and to give full discharge for the same, and (b) to execute endorsements, assignments or other instruments of conveyance or transfer with respect to all or any of the Claims Pending Collateral; provided, that the Pledgee shall provide reasonable written notice to the Pledgor prior to taking any such action under the foregoing clauses (a) and (b). For purposes of this Section 15 and Section 14 above, “reasonable written notice” shall mean written notice given within five (5) days of the occurrence of the event, issue or at least five (5) days prior to the date on which such requisite action will be taken.

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16.         Further Assurances. The Pledgor shall, at its sole cost and expense, upon reasonable request of the Pledgee, duly execute and deliver, or cause to be duly executed and delivered, to the Pledgee such further instruments and documents and take and cause to be taken such further actions as may be necessary or proper in the reasonable opinion of the Pledgee to carry out more effectually the provisions and purposes of this Agreement; provided that none of the same will materially affect Pledgor’s or Pledgee’s rights hereunder or materially increase their obligations hereunder.

17.         No Waiver. No failure on the part of the Pledgee to exercise, and no delay on the part of the Pledgee in exercising, any of its options, powers, rights or remedies hereunder during the Pledge Period, or partial or single exercise thereof, shall constitute a waiver thereof or preclude any other or further exercise thereof or the exercise of any other option, power, right or remedy during the Pledge Period.

18.         Security Interest Absolute. All rights of the Pledgee hereunder, grant of a security interest in the Collateral and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Membership Interest Purchase Agreement, any of the Secured Obligations or any other agreement or instrument relating thereto, (b) any change in any term of all or any of the Secured Obligations or any other amendment or waiver of, or any consent to any departure from, the Membership Interest Purchase Agreement or any other agreement or instrument or (c) any other circumstance that might otherwise constitute a defense available to, or a discharge of the Pledgor in respect of the Secured Obligations or in respect of this Agreement.

19.         Expenses. Pledgor agrees to pay the Pledgee all reasonable out-of-pocket expenses of the Pledgee (including reasonable expenses for legal services of every kind) of, or incident to the enforcement of, any provisions of this Agreement. Pledgee agrees to pay the Pledgor all reasonable out-of-pocket expenses of the Pledgor (including reasonable expenses for legal services of every kind) of, or incident to the enforcement of, any obligations of Pledgee hereunder.

20.         End of Pledge Period; Return of Collateral.

(a)          For purposes of this Agreement, the “Pledge Period” means the period beginning on the date hereof and ending on the six (6) month anniversary of the date hereof; provided, that, if there are any Outstanding Claims at the time of termination of the Pledge Period, the Pledgee shall have the right to retain, pending resolution of such Outstanding Claim(s) pursuant to Section 8.1 of the Membership Interest Purchase Agreement, and at all times subject to the terms hereof, Collateral equal in Value to the Estimated Claims Amount (“Retained Collateral”). Solely with respect to such Retained Collateral, the Pledge Period shall be deemed to continue (an “Extended Pledge Period”) until the earlier to occur of (i) the ten (10) month anniversary of the date hereof or (ii) the resolution pursuant to Section 8.1 of the Membership Interest Purchase Agreement, of the Outstanding Claim(s) to which such Retained Collateral relates; provided, however, if any Outstanding Claims remain in existence on the ten (10) month anniversary of the date hereof, then Pledgor shall be required to deliver Replacement Collateral (as defined below) to Pledgee before the Extended Pledge Period may end. Following the expiration of the Pledge Period, the Pledgor shall be required to maintain for the balance of the Survival Period a minimum net worth of not less than $10,000,000.00.

(b)          Upon the termination of the Pledge Period (or the Extended Pledge Period, if and to the extent applicable), the Pledgor shall be entitled to, and the Pledgee promptly shall effect, the return to the Pledgor of all of the Collateral (and all other cash or other items held as additional Collateral hereunder) that has not been used or applied toward the payment of the Secured Obligations in strict accordance with the terms hereof (it being understood, for the sake of clarity, that Collateral not so used or applied shall become subject to the foregoing return obligation on and as of the last day of the Pledge Period, except for any Retained Collateral, which shall become subject to the foregoing return obligation on and as of the date determined in accordance with Section 20(a) above). The Pledgee shall take all necessary actions to effect and evidence the return of Collateral under this Section 20, including, without limitation, the filing of UCC termination statements with respect to, and the return to the Pledgor of certificates, if any, representing the Pledged Interests (or Additional Interests) comprising, such Collateral.

(c)          The assignment by the Pledgee to the Pledgor of such Collateral shall be without representation or warranty of any nature whatsoever except as otherwise provided in Paragraph 4(b) above. Pledgor shall be entitled to exercise any and all rights or remedies available to it at law or in equity concerning Pledgee’s performance of its obligations hereunder (or any breach of the representations or warranties made by Pledgee hereunder).

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(d)          Notwithstanding anything to the contrary in this Agreement, the Pledgor shall have the right to substitute Cash Collateral for (i) any Pledged Interests or Additional Interests that are subject to application by Pledgee following issuance of an Application Notice or (ii) any Pledged Interests (or Additional Interests) constituting Retained Collateral (“Replacement Collateral”) by depositing such Replacement Collateral with the Pledgee (same to be held subject to the Cash Collateral provisions set forth in Section 1 and elsewhere herein) and instructing the Pledgee to release the Pledged Interests (or Additional Interests) for which they are substituted; provided, that as of the date of such substitution, the Value of the Replacement Collateral shall be equal to or greater than the Estimated Claims Amount. Upon replacement of the Pledged Interests (or Additional Interests) with Replacement Collateral meeting the requirements stated above, the Pledgee’s security interest in the replaced Pledged Interests (or Additional Interests) shall terminate and be released and the Pledgee shall take all necessary actions to effect and evidence the return of the Pledged Interests (or Additional Interests), including, without limitation, the filing of UCC termination statements with respect to such Pledged Interests (or Additional Interests), and the prompt delivery of the original certifications, if any, or other instruments or documents evidencing the Pledged Interests (or Additional Interests). The continuing lien and perfected security interest granted by the Pledgor to the Pledgee shall automatically apply and attach to and be granted with respect to the Replacement Collateral and Pledgor shall execute and deliver to the Pledgee such documents and take such actions as the Pledgee reasonably deems necessary to perfect and protect the Pledgee’s security interests in and to the Replacement Collateral.

21.         Notices. All notices and other communications in connection with this Agreement shall be made in writing and delivered by hand, recognized overnight delivery service or by certified or registered mail, postage prepaid, with return receipt requested:

If to Pledgee:	c/o BRG Manager, LLC

712 Fifth Avenue, 9th Floor

New York, NY 10019

Attn: R. Ramin Kamfar

If to Pledgor:	c/o BR SOIF II Manager

712 Fifth Avenue, 9th Floor

New York, NY 10019

Attn: Jordan B. Ruddy

22.         Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the Pledgee and the Pledgor.

23.         Governing Law. This Agreement and the rights and obligations of the Pledgee and the Pledgor hereunder shall be construed in accordance with and governed by the law of the State of New York (without giving effect to the conflict-of-laws principles thereof).

24.         [Reserved].

25.         Transfer or Assignment. Except with respect to any assignment or transfer by the Pledgee to an Affiliate (which shall not require the Pledgor’s consent, but as to which the Pledgee will give prior written notice to the Pledgor), none of the Pledgor or Pledgee may assign or transfer any of their respective rights under and interests in this Agreement without the prior written consent of the Pledgor (if the assignor/transferee is the Pledgee) or of the Pledgee (if the assignor/transferee is the Pledgor), which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that no consent of the Pledgor is required hereunder for (a) the assignment or transfer by the Pledgee of any of its rights under and interests in the Membership Interest Purchase Agreement to any permitted assignee under the Membership Interest Purchase Agreement or (b) the Pledgee to act hereunder as agent on behalf of any Person who becomes a Indemnified Party. Upon receipt of such consent (if required under this Section 25), the Pledgee may deliver the Collateral or any portion thereof to its assignee/transferee who shall thereupon, to the extent provided in the instrument of assignment, have all of the rights and obligations of the Pledgee hereunder with respect to the Collateral, and the Pledgee shall thereafter be fully discharged from any responsibility with respect to the Collateral so delivered to such assignee/transferee provided that such assignee/transferee has expressly assumed in writing all duties and obligations of the Pledgee hereunder to the reasonable satisfaction of Pledgor. However, no such assignment or transfer shall relieve such assignee/transferee of those duties and obligations of the Pledgee specified hereunder.

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26.         Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Pledgor and the Pledgee and their respective successors and permitted assigns, and all subsequent holders of the Secured Obligations.

27.         Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original and all of which shall together constitute one and the same agreement.

28.         Captions. The captions of the sections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

29.         Complete Agreement. This Agreement and the Membership Interest Purchase Agreement, as applicable, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all other understandings, oral or written, with respect to the subject matter hereof.

30.         Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired provided that the parties retain all of the material rights afforded to them herein notwithstanding the removal of such invalid, illegal or unenforceable provision.

31.         No Third-Party Beneficiaries. Except as may be expressly provided or incorporated by reference herein, no provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other Person or entity.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the day and year written below.

Pledgor:

BLUEROCK SPECIAL OPPORTUNITY+ INCOME
FUND II, LLC, a Delaware limited liability company

	By:	BR SOIF II Manager, LLC,
a Delaware limited liability company, its manager

		By:	Bluerock Real Estate, L.L.C.,
a Delaware limited liability company,
its sole member

Dated: ____________________, 2014			By:
			Name:	R. Ramin Kamfar
			Title:	Chief Executive Officer

Pledgee:

BLUEROCK RESIDENTIAL HOLDINGS, L.P.,
a Delaware limited partnership

	By:	Bluerock Residential Growth REIT, Inc.,
a Maryland corporation, its general partner

Dated: ____________________, 2014		By:
		Name:	Michael L. Konig
		Title:	Secretary, Chief Operating Officer and
General Counsel

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Pledge Agreement

THIS PLEDGE AGREEMENT (this “Agreement”), dated as of ____________, 2014, is entered into by and between BLUEROCK RESIDENTIAL HOLDINGS, L.P., a Delaware limited partnership (the “Pledgee”), and Bluerock Special Opportunity + Income Fund III, LLC, a Delaware limited liability company (the “Pledgor”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Membership Interest Purchase Agreement (as defined below).

WHEREAS, pursuant to that certain Membership Interest Purchase Agreement, dated effective as of May 15, 2014, by and between the Pledgee, the Pledgor and SOIF II (the “Membership Interest Purchase Agreement”), the Pledgor is contributing the SOIF III Lansbrook Interest to the Pledgee in exchange for cash;

WHEREAS, pursuant to the Membership Interest Purchase Agreement, the Pledgor has agreed to indemnify the Pledgee, its successors, assigns and Affiliates, including, but not limited to, BRG Lansbrook (each, an “Indemnified Party” and, together, the “Indemnified Parties”), for certain losses described in Section 8.3 of the Membership Interest Purchase Agreement (but subject to the limitations expressed in Section 8.4 of the Membership Interest Purchase Agreement) (the “Losses”) and asserted during the Survival Period (as hereinafter defined). The Pledgor’s obligations (i) so to indemnify the Indemnified Parties for Losses in accordance with Section 8.3 of the Membership Interest Purchase Agreement, and (ii) to perform its obligations hereunder are referred to herein collectively as the “Secured Obligations”; and

WHEREAS, in order to secure the full and timely performance of the Secured Obligations pursuant to the Membership Interest Purchase Agreement, the Pledgor has agreed to pledge and grant to the Pledgee, as security for the Secured Obligations, a lien and security interest in, to and under ten percent (10%) of the cash consideration received by Pledgee under the Membership Interest Purchase Agreement (collectively the “Pledged Interests”), such pledge, lien and security interest to remain in effect during the Pledge Period (as defined below) subject to the terms hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Grant of Security Interest. As collateral security for the payment, performance and observance of the Secured Obligations, now existing or hereafter arising, absolute or contingent, the Pledgor pledges to the Pledgee, for its own benefit and for the benefit of each Indemnified Party subject to the limitations set forth herein, and grants to the Pledgee, for its own benefit and the benefit of each Indemnified Party subject to the limitations set forth herein, a security interest in the following property (collectively, the “Collateral”):

(a)          the Pledged Interests;

(b)          any equity securities of the Pledgee (“Additional Interests”) and/or obligations of the Pledgee in respect of the Pledged Interests that may hereafter be acquired by the Pledgor during the Pledge Period and, if any, the certificates or other instruments or documents evidencing the same;

(c)          all rights of Pledgor in and to all distributions in kind declared in respect of any or all of the foregoing during the Pledge Period;

(d)          any cash received by Pledgee pursuant to Section 8 below during the Pledge Period;

(e)          any cash or cash equivalent (the “Cash Collateral”) substituted by Pledgor for the Pledged Interests and/or the Additional Interests (or any portion thereof) pursuant to the terms hereof; and

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(f)          all proceeds and profits of any or all of the foregoing.

Pledgor and Pledgee do hereby acknowledge and agree that Pledgor shall be entitled, at any time during the Pledge Period, to substitute Cash Collateral for all or any portion of the Pledged Interests and/or the Additional Interests. Any Cash Collateral shall be held in a segregated account in the name of both Pledgor and Pledgee (at an institution designated by Pledgee) and shall be released from such account only upon instructions given by Pledgor and Pledgee, which instructions shall conform with the provisions of this Agreement.

2.          Delivery of Certificates and Instruments. The Pledgor shall deliver to the Pledgee: (a) the original certificates or other instruments or documents evidencing the Pledged Interests, if any, concurrently with the execution and delivery of this Agreement, and (b) the original certificates or other instruments or documents evidencing all other Collateral (except for Collateral that this Agreement specifically permits the Pledgor to retain) within ten (10) days after Pledgor’s receipt thereof. All Collateral that is certificated securities shall be in bearer form or, if in registered form, shall be reflected as being subject to this Agreement on the books of the transfer agent.

3.          Pledgor Remain Liable. Notwithstanding anything herein to the contrary: (a) the Pledgor shall remain obligated, to the extent set forth in the agreements (including, without limitation, the Pledgee’s Charter Documents) under which it has received, or has rights or obligations in respect of its ownership of, any shares of the REIT Parent (“REIT Shares”) (“Related Agreements”) to perform its duties and obligations thereunder to the same extent as if this Agreement had not been executed; (b) the exercise by the Pledgee of any of its rights hereunder shall not release the Pledgor from any of its duties or obligations under the Related Agreements, except to the extent that such duties and obligations may have been terminated by reason of a sale, transfer or other disposition of the Collateral pursuant hereto; and (c) the Pledgee shall not by reason of this Agreement have any obligations or liabilities under the Related Agreements (beyond those imposed directly on the Pledgee by the express terms therein), nor shall the Pledgee be obligated to perform any of the obligations or duties of the Pledgor under the Related Agreements or to take any action to collect or enforce any claim for payment assigned hereunder.

4.          Representations, Warranties and Covenants.

(a)          The Pledgor represents, warrants and covenants, as of the date hereof (for itself and not jointly or jointly and severally with any other Person), as follows:

(1)         Pledgor owns, directly or indirectly, all of such Pledged Interests, free and clear of all claims, mortgages, pledges, liens, encumbrances and security interests of every nature whatsoever created (or allowed to be created) by Pledgor, except in favor of the Pledgee. All other Collateral hereafter delivered by the Pledgor to the Pledgee will be owned, directly or indirectly, by the Pledgor free and clear of all claims, mortgages, pledges, liens, encumbrances and security interests of every nature whatsoever, except in favor of the Pledgee.

(2)         With respect to the Pledgor, the address of its chief executive office and principal place of business, and the location of its books and records relating to the Collateral, is set forth in Section 21 hereof. Pledgor will not change said address or location, or merge or consolidate with any person or change its name during the Pledge Period, without at least fifteen (15) days’ prior written notice to the Pledgee, and with respect to any such change in address or name or merger or consolidation, Pledgor shall execute and deliver to the Pledgee such documents and take such actions as the Pledgee reasonably deems necessary to perfect and protect the Pledgee’s security interests in and to the Collateral.

(3)         During the Pledge Period (and, if and to the extent applicable, any Extended Pledge Period (as defined below)), the Pledgor will not create, incur, assume or permit to exist any security interest in the Collateral (or during such Extended Pledge Period, the Retained Collateral (as defined below)) other than the security interest created pursuant to this Agreement or sell, transfer, assign, pledge or grant a security interest in the Collateral (or during such Extended Pledge Period, the Retained Collateral) to any Person other than the Pledgee (provided that Pledgor shall be entitled to consent to the sale of the Pledged Interests or the Additional Interests during the Pledge Period (and, if and to the extent applicable, the Extended Pledge Period) so long as such sale is not binding or consummated until the Pledge Period has expired).

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(4)         The Pledged Interests that are Collateral hereunder are fully paid and are not subject to any options to purchase or similar rights of any kind granted by the Pledgor in favor of any Person, except pursuant to the terms of the Pledgee’s Charter Documents.

(5)         The Pledgor has the power and authority to own its properties and to carry on its business as currently conducted.

(6)         The Pledgor has the requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement, and has taken all necessary action to authorize such execution, delivery and performance.

(7)         This Agreement constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by the application of general equitable principles.

(8)         The Pledgor’s execution, delivery and performance of this Agreement will not violate (as applicable) any law or regulation, or any order or decree of any court or governmental instrumentality binding on Pledgor, or any provision of the Pledgor’s Charter Documents, or any securities issued by, the Pledgor, and will not conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, agreement or other instrument to which the Pledgor is a party or by which it is bound, and will not result in the creation or imposition of any lien, charge or encumbrance upon any of the property of the Pledgor pursuant to the provisions of any of the foregoing.

(9)         No consent of any other Person (including, without limitation, as applicable, members and creditors of the Pledgor) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental instrumentality is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except for (x) any of same necessary to issue, certificate or register any REIT Shares or (y) the filing of any financing statements required or contemplated hereunder.

(10)        The pledge of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in such Collateral to the extent a security interest can be created therein pursuant to the New York Uniform Commercial Code, subject to any filings, agreements or actions required pursuant to the New York Uniform Commercial Code or otherwise.

(11)        During the Pledge Period (and any Extended Pledge Period, if and to the extent applicable), the Pledgor will take commercially reasonable actions to defend the Pledgee’s security interest in the Collateral (or, during such Extended Pledge Period, the Retained Collateral) against the claims and demands of all Persons whomsoever (other than Affiliates of Pledgee).

(12)        During the Pledge Period (and any Extended Pledge Period, if and to the extent applicable), the Pledgor will take any and all commercially reasonable actions necessary to maintain its status as a stockholder of the Pledgee and the shares of Pledgee’s Class “A” common stock represented by the Pledged Interests (if any).

(13)        During the Pledge Period, the Pledgor will not enter into or assume any other agreement containing a negative pledge with respect to the Collateral (or, during any Extended Pledge Period, if and to the extent applicable, with respect to the Retained Collateral).

(b)          The Pledgee represents, warrants and covenants, as of the date hereof (for itself and not jointly or jointly and severally with any other Person), as follows:

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(1)         During the Pledge Period (and, if and to the extent applicable, any Extended Pledge Period (as defined below)), the Pledgee will not sell, transfer, assign or the Collateral (or during such Extended Pledge Period, the Retained Collateral) to any Person or allow any lien to be placed on or otherwise encumber the Collateral.

(2)         The Pledged Interests and the Additional Interests that are Collateral hereunder will not be made subject to any options to purchase or similar rights of any kind granted by the Pledgee in favor of any Person, except pursuant to the terms of the Pledgee’s Charter Documents.

(3)         The Pledgee has the power and authority to own its properties and to carry on its business as currently conducted.

(4)         The Pledgee has the requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement, and has taken all necessary action to authorize such execution, delivery and performance.

(5)         This Agreement constitutes the legal, valid and binding obligation of the Pledgee, enforceable against the Pledgee in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by the application of general equitable principles.

(6)         The Pledgee’s execution, delivery and performance of this Agreement will not violate (as applicable) any law or regulation, or any order or decree of any court or governmental instrumentality binding on Pledgee, or any provision of the Pledgee’s Charter Documents, or any securities issued by, the Pledgee, and will not conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, agreement or other instrument to which the Pledgee is a party or by which it is bound, and will not result in the creation or imposition of any lien, charge or encumbrance upon any of the property of the Pledgee pursuant to the provisions of any of the foregoing.

(7)         No consent of any other Person (including, without limitation, as applicable, stockholders and creditors of the Pledgee) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental instrumentality is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except for (x) any of same necessary to issue, certificate or register any REIT Shares or (y) the filing of any financing statements required or contemplated hereunder.

5.          Registration. If any Claim (as defined below) remains unresolved thirty (30) days after the date of issuance of the applicable Claim Notice (as defined below), and provided Pledgee has notified Pledgor in writing of its intention to take any of the actions specified in this Section 5 and further provided Pledgor has not within three (3) business days from receipt of such written notification substituted Cash Collateral in the amount of such Outstanding Claim (as defined below) for all (or an applicable portion) of the Pledged Interests (and/or the Additional Interests), then Pledgee may cause all or any of the Collateral to be transferred to or registered in its name or the name of its nominee or nominees. Notwithstanding anything contained herein to the contrary, Pledgee shall not be entitled to take any action under this Agreement with respect to the Pledged Interests (or the Additional Interests) that is prohibited by the terms, or would cause a breach or violation, any Lock-Up Agreement or Registration Rights Agreement to which Pledgor and Pledgee (or REIT Parent) are parties.

6.          Claims; Value of Collateral.

(a)          Any claims by an Indemnified Party for indemnification under the Membership Interest Purchase Agreement shall be made in accordance with Section 8.3 of the Membership Interest Purchase Agreement. On or prior to the first (1st) anniversary of the Closing (the “Survival Period”), an Indemnified Party may give written notice (each a “Claim Notice”) to the Pledgor of any Loss that is subject to indemnification under Section 8.3 of the Membership Interest Purchase Agreement (each a “Claim”). Pledgor and Pledgee shall use commercially reasonable efforts to resolve any Claim within thirty (30) days of issuance of the applicable Claim Notice. Any Claim that has not been resolved to the mutual satisfaction of Pledgor and Pledgee shall be referred to hereunder as an “Outstanding Claim”. The amount required to satisfy any Claim shall be disclosed in the Claims Notice, as estimated by the Independent Directors (as defined below) in their reasonable discretion, and same shall be binding on Pledgor unless manifestly erroneous (such amount(s) being referred to, individually and collectively, as the “Estimated Claims Amount”).

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(b)          The value of Collateral (the “Value”) shall be determined as follows: (i) with respect to Collateral consisting of the REIT Shares, an amount equal to ten percent (10%) of the aggregate monetary value of the REIT Shares (determined by the share price on the Closing Date); (ii) for all other non-cash (or non-cash equivalent) Collateral, the fair market value of such Collateral as determined by the independent directors of the REIT Parent who meet the New York Stock Exchange standards of independence for directors, as determined by the board of directors of the REIT Parent (the “Independent Directors”).

7.          Voting Rights and Certain Payments Prior to Occurrence of Secured Obligations and Other Events.

(a)          Unless and until a Claim Notice has been properly issued, the Pledgor shall be entitled to exercise, in its sole discretion but not inconsistent with the terms hereof, the voting power with respect to any such Collateral, and for that purpose the Pledgee shall (if such Collateral shall be registered in the name of the Pledgee or its nominee in strict compliance with the terms hereof) execute, or cause to be executed, from time to time such proxies or other instruments in favor of the Pledgor or its nominee in such form and for such purposes as shall be reasonably required and specified in writing by the Pledgor, to enable the Pledgor to exercise such voting power with respect to such Collateral. If a Claim Notice has been properly issued by Pledgee, then the rights granted under this Paragraph 7(a) shall be exercisable by Pledgee, rather than Pledgor, with respect to Collateral having a Value equal to the Estimated Claims Amount (the “Claims Pending Collateral”), with Pledgor retaining the rights granted hereunder relating to all other Collateral.

(b)          Unless and until a Claim Notice has been properly issued, the Pledgor shall be entitled to receive and retain for its own account any and all regular cash distributions (but not distributions in the form of Additional Interests or other securities, distributions in kind or liquidating distributions, all of which shall be delivered and applied in accordance with Section 8 hereof) and interest at any time and from time to time paid upon any of such Collateral, and the Pledgee shall have no rights in or to same by virtue of this Agreement. Any of such regular cash distributions or interest paid while any Outstanding Claim exists shall be deemed part of the Collateral under this Agreement and thereafter subject to the terms hereof relating to such Collateral.

8.          Extraordinary Payments and Distributions. In case, upon the dissolution or liquidation (in whole or in part) of the Pledgee, any sum shall be paid as a liquidating distribution or otherwise upon or with respect to any of the Collateral during the Pledge Period, such sum shall be paid over to the Pledgee promptly, and in any event within ten (10) days after receipt thereof, to be held by the Pledgee as additional Collateral hereunder and all of the same shall constitute Collateral for all purposes hereof. Any such payment made following the expiration of the Pledge Period shall belong solely to the Pledgor, and the Pledgee shall have no rights in or to same by virtue of this Agreement, except to the extent any Retained Collateral remains held by Pledgee, in which case any such payment applicable to such Retained Collateral shall be deemed part of such Retained Collateral under this Agreement and thereafter subject to the terms hereof relating to such Retained Collateral. In case, during the Pledge Period, any distribution of Additional Interests shall be made with respect to the Collateral, or Additional Interests or fractions thereof shall be issued pursuant to any split involving any of the Collateral, or any distribution of capital shall be made on any of the Collateral, or any shares, obligations or other property shall be distributed upon or with respect to the Collateral pursuant to a recapitalization or reclassification of the capital of the Pledgee, or pursuant to the dissolution, liquidation (in whole or in part), bankruptcy or reorganization of the Pledgee, or pursuant to the merger or consolidation of the Pledgee with or into another entity, the shares, obligations or other property so distributed shall be delivered to the Pledgee promptly, and in any event within ten (10) days after receipt thereof, to be held by the Pledgee as additional Collateral hereunder, and all of the same shall constitute Collateral for all purposes hereof. Any such distribution made following the expiration of the Pledge Period shall belong solely to the Pledgor, and the Pledgee shall have no rights in or to same by virtue of this Agreement, except to the extent any Retained Collateral remains held by Pledgee, in which case any such distribution applicable to such Retained Collateral shall be deemed part of such Retained Collateral under this Agreement and thereafter subject to the terms hereof relating to such Retained Collateral.

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9.          Pledgor Obligations Not Affected. The obligations of the Pledgor hereunder shall remain in full force and effect and shall not be impaired by:

(a)          any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Pledgor;

(b)          any amendments to or modifications of any instrument (other than this Agreement) securing any of the Secured Obligations provided that the Pledgor has consented to same (such consent not to be unreasonably conditioned, delayed or denied);

(c)          the taking of additional security for, or any guaranty of, any of the Secured Obligations or the release or discharge or termination of any security or guaranty for any of the Secured Obligations; or

(d)          the lack of enforceability of any of the Secured Obligations against the Pledgor or any other person, whether or not the Pledgor shall have notice or knowledge of any of the foregoing.

10.         Voting Rights and Certain Payments After Occurrence of Claim Notice and Certain Other Events.

(a)          From and after the issuance of any Claim Notice, all rights of the Pledgor to exercise, or refrain from exercising, all voting power with respect to, and to otherwise exercise all ownership rights arising from, the Claims Pending Collateral shall cease, and thereupon the Pledgee shall be entitled to exercise all voting power with respect to such Claims Pending Collateral and otherwise exercise such ownership rights as though the Pledgee were the outright owner of such Claims Pending Collateral (Pledgor shall retain such voting power with respect to all other Collateral). If the Independent Directors reasonably determine that the Estimated Claims Amount equals or exceeds the Value of the Collateral then available to satisfy such Outstanding Claims, then the Pledgor shall no longer be the owner of such Collateral for tax purposes and all rights of the Pledgor to receive and retain the distributions and interest which it would otherwise be authorized to receive and retain pursuant to Section 7 hereof shall cease, and thereupon the Pledgee shall be entitled to receive and retain, as additional Collateral hereunder, any and all distributions and interest at any time and from time to time paid upon any of such Collateral, provided that, concurrent with making such determination, the Pledgee gives notice thereof to the Pledgor.

(b)          All payments, distributions or other property or assets that are received by the Pledgor contrary to the provisions of paragraph (a) of this Section 10 shall be received and held in trust for the benefit of the Pledgee, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Pledgee.

11.         Application of Cash Collateral. Any cash received and retained by the Pledgee as additional Collateral pursuant to Section 8 hereof may at any time and from time to time be applied (in whole or in part) by the Pledgee, at its option, in strict accordance with the terms and conditions hereof, to the payment of the Secured Obligations which such Collateral secures (in the order described in paragraph 12 below), but only if and to the extent any such payment is required hereunder.

12.         Application of Proceeds. Except as otherwise expressly provided herein, any cash received and retained pursuant to Section 8 hereof shall be applied by the Pledgee: first to the payment in full of the Secured Obligations, but only if and to the extent any such payment is required hereunder; and then, to the payment to the Pledgor, or its successors or assigns or as a court of competent jurisdiction may direct, of any surplus then remaining.

13.         Remedies With Respect to the Collateral.

(a)          If any Claim remains unresolved thirty (30) days after the date of receipt of the applicable Claim Notice, then Pledgee, without obligation to resort to other security, shall have the right at any time and from time to time thereafter to apply, after three (3) business days’ prior written notice to Pledgor (each an “Application Notice”), Collateral with a Value equal to the Estimated Claims Amount, in one or more parcels at the same or different times, and to receive all right, title and interest, claim and demand therein and right of redemption thereof, same to be applied by Pledgee to payment of such Outstanding Claims.

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(b)          Notwithstanding anything to the contrary in this Agreement or the Membership Interest Purchase Agreement, the sole recourse of the Pledgee against the Pledgor for the Secured Obligations is limited to the rights of the Pledgor in any Collateral that is applied by the Pledgee in strict accordance with the terms and conditions hereof to satisfy such Secured Obligations.

(c)          No demand, advertisement or notice, all of which are hereby expressly waived, shall be required in connection with any transfer of Collateral to the Pledgee in strict accordance with the terms and conditions of this Agreement.

(d)          Subject to the provisions of Section 13(b) above, the remedies provided herein in favor of the Pledgee relating to the Collateral shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other remedies in favor of the Pledgee relating to the Collateral existing at law or in equity.

14.         Care of Collateral. The Pledgee shall have no duty as to the collection or protection of the Collateral or any income thereon or as to the preservation of any rights pertaining thereto, beyond the safe custody of any thereof actually in its possession. With respect to any maturities, calls, conversions, exchanges, redemptions, offers, tenders or similar matters relating to any of the Collateral (herein called “events”), the Pledgee’s duty shall be fully satisfied if (i) the Pledgee exercises reasonable care to ascertain the occurrence and to give reasonable written notice to the Pledgor of any events applicable to any Collateral which are registered and held in the name of the Pledgee or its nominee, (ii) the Pledgee gives the Pledgor reasonable written notice of the occurrence of any events, of which the Pledgee has actual knowledge, as to any securities which are in bearer form or are not registered and held in the name of the Pledgee or its nominee (the Pledgor agreeing to give the Pledgee reasonable written notice of the occurrence of any events applicable to any securities Collateral in the possession of the Pledgor of which the Pledgor has received knowledge), and (iii) (a) the Pledgee endeavors to take such action with respect to any of the events as the Pledgor may reasonably and specifically request in writing in sufficient time for such action to be evaluated and taken or (b) if the Pledgee reasonably determines that the action requested might adversely affect the value of the Collateral, the collection of the Secured Obligations, or otherwise prejudice the interests of the Pledgee, the Pledgee gives reasonable written notice to the Pledgor that any such requested action will not be taken and if the Pledgee makes such determination or if the Pledgor fails to make such timely request, the Pledgee takes such other action as it deems advisable in the circumstances. Except as hereinabove specifically set forth, the Pledgee shall have no further obligation, under this Agreement only, to ascertain the occurrence of, or to notify the Pledgor with respect to, any events and shall not be deemed to assume any such further obligation as a result of the establishment by the Pledgee of any internal procedures with respect to any Collateral in its possession.

15.         Power of Attorney. The Pledgor hereby appoints the Pledgee to act during the Pledge Period (and, if and to the extent applicable, any Extended Pledge Period) as the Pledgor’s attorney-in-fact for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Pledgee reasonably may deem necessary or advisable to accomplish the purposes hereof, provided that Pledgee has given Pledgor prior reasonable written notice of Pledgee’s intention to exercise such attorney-in-fact rights. Without limiting the generality of the foregoing, at any time while an Outstanding Claim exists, the Pledgee shall have the right and power (a) with respect to any Claims Pending Collateral to satisfy a Secured Obligation in strict accordance with the terms and conditions herein, to receive, endorse and collect all checks and other orders for the payment of money made payable to the Pledgor representing any interest or other distribution payable in respect of such Claims Pending Collateral or any part thereof and to give full discharge for the same, and (b) to execute endorsements, assignments or other instruments of conveyance or transfer with respect to all or any of the Claims Pending Collateral; provided, that the Pledgee shall provide reasonable written notice to the Pledgor prior to taking any such action under the foregoing clauses (a) and (b). For purposes of this Section 15 and Section 14 above, “reasonable written notice” shall mean written notice given within five (5) days of the occurrence of the event, issue or at least five (5) days prior to the date on which such requisite action will be taken.

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16.         Further Assurances. The Pledgor shall, at its sole cost and expense, upon reasonable request of the Pledgee, duly execute and deliver, or cause to be duly executed and delivered, to the Pledgee such further instruments and documents and take and cause to be taken such further actions as may be necessary or proper in the reasonable opinion of the Pledgee to carry out more effectually the provisions and purposes of this Agreement; provided that none of the same will materially affect Pledgor’s or Pledgee’s rights hereunder or materially increase their obligations hereunder.

17.         No Waiver. No failure on the part of the Pledgee to exercise, and no delay on the part of the Pledgee in exercising, any of its options, powers, rights or remedies hereunder during the Pledge Period, or partial or single exercise thereof, shall constitute a waiver thereof or preclude any other or further exercise thereof or the exercise of any other option, power, right or remedy during the Pledge Period.

18.         Security Interest Absolute. All rights of the Pledgee hereunder, grant of a security interest in the Collateral and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Membership Interest Purchase Agreement, any of the Secured Obligations or any other agreement or instrument relating thereto, (b) any change in any term of all or any of the Secured Obligations or any other amendment or waiver of, or any consent to any departure from, the Membership Interest Purchase Agreement or any other agreement or instrument or (c) any other circumstance that might otherwise constitute a defense available to, or a discharge of the Pledgor in respect of the Secured Obligations or in respect of this Agreement.

19.         Expenses. Pledgor agrees to pay the Pledgee all reasonable out-of-pocket expenses of the Pledgee (including reasonable expenses for legal services of every kind) of, or incident to the enforcement of, any provisions of this Agreement. Pledgee agrees to pay the Pledgor all reasonable out-of-pocket expenses of the Pledgor (including reasonable expenses for legal services of every kind) of, or incident to the enforcement of, any obligations of Pledgee hereunder.

20.         End of Pledge Period; Return of Collateral.

(a)          For purposes of this Agreement, the “Pledge Period” means the period beginning on the date hereof and ending on the six (6) month anniversary of the date hereof; provided, that, if there are any Outstanding Claims at the time of termination of the Pledge Period, the Pledgee shall have the right to retain, pending resolution of such Outstanding Claim(s) pursuant to Section 8.3 of the Membership Interest Purchase Agreement, and at all times subject to the terms hereof, Collateral equal in Value to the Estimated Claims Amount (“Retained Collateral”). Solely with respect to such Retained Collateral, the Pledge Period shall be deemed to continue (an “Extended Pledge Period”) until the earlier to occur of (i) the ten (10) month anniversary of the date hereof or (ii) the resolution pursuant to Section 8.3 of the Membership Interest Purchase Agreement, of the Outstanding Claim(s) to which such Retained Collateral relates; provided, however, if any Outstanding Claims remain in existence on the ten (10) month anniversary of the date hereof, then Pledgor shall be required to deliver Replacement Collateral (as defined below) to Pledgee before the Extended Pledge Period may end. Following the expiration of the Pledge Period, the Pledgor shall be required to maintain for the balance of the Survival Period a minimum net worth of not less than $10,000,000.00.

(b)          Upon the termination of the Pledge Period (or the Extended Pledge Period, if and to the extent applicable), the Pledgor shall be entitled to, and the Pledgee promptly shall effect, the return to the Pledgor of all of the Collateral (and all other cash or other items held as additional Collateral hereunder) that has not been used or applied toward the payment of the Secured Obligations in strict accordance with the terms hereof (it being understood, for the sake of clarity, that Collateral not so used or applied shall become subject to the foregoing return obligation on and as of the last day of the Pledge Period, except for any Retained Collateral, which shall become subject to the foregoing return obligation on and as of the date determined in accordance with Section 20(a) above). The Pledgee shall take all necessary actions to effect and evidence the return of Collateral under this Section 20, including, without limitation, the filing of UCC termination statements with respect to, and the return to the Pledgor of certificates, if any, representing the Pledged Interests (or Additional Interests) comprising, such Collateral.

(c)          The assignment by the Pledgee to the Pledgor of such Collateral shall be without representation or warranty of any nature whatsoever except as otherwise provided in Paragraph 4(b) above. Pledgor shall be entitled to exercise any and all rights or remedies available to it at law or in equity concerning Pledgee’s performance of its obligations hereunder (or any breach of the representations or warranties made by Pledgee hereunder).

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(d)          Notwithstanding anything to the contrary in this Agreement, the Pledgor shall have the right to substitute Cash Collateral for (i) any Pledged Interests or Additional Interests that are subject to application by Pledgee following issuance of an Application Notice or (ii) any Pledged Interests (or Additional Interests) constituting Retained Collateral (“Replacement Collateral”) by depositing such Replacement Collateral with the Pledgee (same to be held subject to the Cash Collateral provisions set forth in Section 1 and elsewhere herein) and instructing the Pledgee to release the Pledged Interests (or Additional Interests) for which they are substituted; provided, that as of the date of such substitution, the Value of the Replacement Collateral shall be equal to or greater than the Estimated Claims Amount. Upon replacement of the Pledged Interests (or Additional Interests) with Replacement Collateral meeting the requirements stated above, the Pledgee’s security interest in the replaced Pledged Interests (or Additional Interests) shall terminate and be released and the Pledgee shall take all necessary actions to effect and evidence the return of the Pledged Interests (or Additional Interests), including, without limitation, the filing of UCC termination statements with respect to such Pledged Interests (or Additional Interests), and the prompt delivery of the original certifications, if any, or other instruments or documents evidencing the Pledged Interests (or Additional Interests). The continuing lien and perfected security interest granted by the Pledgor to the Pledgee shall automatically apply and attach to and be granted with respect to the Replacement Collateral and Pledgor shall execute and deliver to the Pledgee such documents and take such actions as the Pledgee reasonably deems necessary to perfect and protect the Pledgee’s security interests in and to the Replacement Collateral.

21.         Notices. All notices and other communications in connection with this Agreement shall be made in writing and delivered by hand, recognized overnight delivery service or by certified or registered mail, postage prepaid, with return receipt requested:

If to Pledgee:	c/o BRG Manager, LLC

712 Fifth Avenue, 9th Floor

New York, NY 10019

Attn: R. Ramin Kamfar

If to Pledgor:	c/o BR SOIF III Manager

712 Fifth Avenue, 9th Floor

New York, NY 10019

Attn: Jordan B. Ruddy

22.         Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the Pledgee and the Pledgor.

23.         Governing Law. This Agreement and the rights and obligations of the Pledgee and the Pledgor hereunder shall be construed in accordance with and governed by the law of the State of New York (without giving effect to the conflict-of-laws principles thereof).

24.         [Reserved].

25.         Transfer or Assignment. Except with respect to any assignment or transfer by the Pledgee to an Affiliate (which shall not require the Pledgor’s consent, but as to which the Pledgee will give prior written notice to the Pledgor), none of the Pledgor or Pledgee may assign or transfer any of their respective rights under and interests in this Agreement without the prior written consent of the Pledgor (if the assignor/transferee is the Pledgee) or of the Pledgee (if the assignor/transferee is the Pledgor), which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that no consent of the Pledgor is required hereunder for (a) the assignment or transfer by the Pledgee of any of its rights under and interests in the Membership Interest Purchase Agreement to any permitted assignee under the Membership Interest Purchase Agreement or (b) the Pledgee to act hereunder as agent on behalf of any Person who becomes a Indemnified Party. Upon receipt of such consent (if required under this Section 25), the Pledgee may deliver the Collateral or any portion thereof to its assignee/transferee who shall thereupon, to the extent provided in the instrument of assignment, have all of the rights and obligations of the Pledgee hereunder with respect to the Collateral, and the Pledgee shall thereafter be fully discharged from any responsibility with respect to the Collateral so delivered to such assignee/transferee provided that such assignee/transferee has expressly assumed in writing all duties and obligations of the Pledgee hereunder to the reasonable satisfaction of Pledgor. However, no such assignment or transfer shall relieve such assignee/transferee of those duties and obligations of the Pledgee specified hereunder.

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26.         Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Pledgor and the Pledgee and their respective successors and permitted assigns, and all subsequent holders of the Secured Obligations.

27.         Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original and all of which shall together constitute one and the same agreement.

28.         Captions. The captions of the sections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

29.         Complete Agreement. This Agreement and the Membership Interest Purchase Agreement, as applicable, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all other understandings, oral or written, with respect to the subject matter hereof.

30.         Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired provided that the parties retain all of the material rights afforded to them herein notwithstanding the removal of such invalid, illegal or unenforceable provision.

31.         No Third-Party Beneficiaries. Except as may be expressly provided or incorporated by reference herein, no provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other Person or entity.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the day and year written below.

Pledgor:

BLUEROCK SPECIAL OPPORTUNITY+ INCOME
FUND III, LLC, a Delaware limited liability company

	By:	BR SOIF III Manager, LLC,
a Delaware limited liability company, its manager

		By:	Bluerock Real Estate, L.L.C.,
a Delaware limited liability company,
its sole member

Dated: May 15, 2014			By:	/s/ R. Ramin Kamfar
			Name:	R. Ramin Kamfar
			Title:	Chief Executive Officer

Pledgee:

BLUEROCK RESIDENTIAL HOLDINGS, L.P.,
a Delaware limited partnership

	By:	Bluerock Residential Growth REIT, Inc.,
a Maryland corporation, its general partner

Dated: May 15, 2014		By:	/s/ Michael L. Konig
		Name:	Michael L. Konig
		Title:	Secretary, Chief Operating Officer and
General Counsel

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APPENDIX 1.2

Defined Terms

“Affiliate” shall mean: (a) an entity that directly or indirectly controls, is controlled by or is under common control with the party in question; or (b) an entity at least a majority of whose economic interest is owned by the party in question; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

“Agreement” shall have the meaning given to it in the preamble to this Agreement.

“Assignment of Interests” shall have the meaning given to it in Section 4.3(a) hereof.

“BRG Lansbrook” shall have the meaning given to it in the Recitals to this Agreement.

“BR Lansbrook JV Member” shall have the meaning given to it in the Recitals to this Agreement.

“BR Lansbrook JV Member Operating Agreement” shall have the meaning given to it in Section 4.2(a) hereof.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under applicable laws, or are in fact closed, in New York, New York.

“Carroll” shall have the meaning given to it in the Recitals to this Agreement.

“CCRs” shall have the meaning given to it in Section 6.3(l) hereof.

“Charter Documents” shall mean, with respect to any entity, its articles of incorporation, declaration of trust, bylaws, partnership agreement, statement of partnership, certificate of limited partnership, limited liability company agreement, limited liability company certificate or articles, or other charter or governing or organizational documents, and all applicable amendments or supplements to any of the foregoing.

“Closing” shall mean the occurrence of the following: (i) the satisfaction of all conditions precedent set forth herein, including, but not limited to, the Transaction Conditions (or the waiver in writing of such condition by the Party entitled to the benefit of such condition) and (ii) the execution and delivery of the other documents and items to be executed and delivered pursuant to Article 4 and the other provisions hereof; and (iii) the consummation of the contribution of the Lansbrook Interests for the Consideration as provided in this Agreement.

“Closing Date” shall mean the date on which the Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commercially Reasonable Efforts” shall mean, whenever there is imposed on any Party such standard, that such Party shall be required to exert those efforts or diligence only to the extent they are economically feasible, practicable and reasonable under the circumstances and shall not impose upon such Party material financial or other burdens or require any Party to institute any legal action.

“Companies” shall mean each of BR Lansbrook JV Member, Lansbrook JV, and Lansbrook Titleholder.

“Company Information” shall have the meaning given to it in Section 2.2 hereof.

“Consideration” shall have the meaning given to it in Section 1.3 hereof.

“Disclosure Schedule” shall mean the schedule annexed to this Agreement which lists any exceptions to the applicable representations, warranties or disclosures made in the main text of the Agreement. If there is no Disclosure Schedule annexed to this Agreement, there shall be no such exceptions.

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“Due Diligence Materials” shall mean the Property Information, the Company Information and any other reports, financial statements or written materials delivered or made available to REIT by or on behalf of Sellers prior to the end of the Due Diligence Period.

“Encumber” shall mean to voluntarily or involuntarily create, or permit to suffer the creation of, any Encumbrances.

“Encumbrances” shall mean any and all security interests, pledges, liens, charges, easements, encroachments, claims, purchase options or other encumbrances or restrictions of any kind on title to any asset, including, without limitation, any restriction on the use, transfer, receipt of income or other exercise of any attribute of ownership of such asset (not including applicable Laws).

“Environmental Laws” shall mean, without limitation, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal, state, county, municipal and other local laws governing or relating to Hazardous Materials or the environment together with their implementing regulations, ordinances and guidelines.

“ERISA” shall mean Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

“Exception Matters” shall have the meaning given to it in Section 6.7(a) hereof.

“Existing Title Exceptions” shall mean as to the Existing Title Policy, the exceptions set forth in such Existing Title Policy.

“Existing Title Policy” shall mean the most recent owner’s title insurance policy insuring Lansbrook Titleholder, a copy of which (together with copies of all exception documents) has been or will be delivered to REIT as part of the Property Information.

“Financial Statements” shall have the meaning given to it in Section 6.2(i) hereof.

“FIRPTA Certificate” shall have the meaning given to it in Section 4.3(b) hereof.

“Governmental Authority” and “Governmental Authorities” shall mean any governmental authority having jurisdiction over any of the Property, REIT, Sellers, the Companies or any of their respective Affiliates, including, without limitation, the United States of America, the state, county and municipality where the Property is located, and any court, agency, department, commission, board, bureau, utility district, flood control district, improvement district or similar district, or other instrumentality of any of them.

“Hazardous Materials” shall mean, without limitation, polychlorinated biphenyls, urea formaldehyde, radon gas, lead paint, radioactive matter, asbestos, petroleum products, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material, waste, pollutant or contaminant listed or defined as hazardous, infectious or toxic under any Environmental Law.

“Improvements” shall mean, as to the Property, all buildings, fixtures, structures, parking areas, landscaping and other improvements located on the applicable Land.

“Intangible Property” shall mean, as to the Property, all right, title and interest of Lansbrook Titleholder in and to all intangible personal property owned by Lansbrook Titleholder and now or hereafter used in connection with the operation, ownership, maintenance, management, or occupancy of the Lansbrook Property, including, without limitation, any and all trade names and trademarks associated with such Lansbrook Property; the plans and specifications for the applicable Improvements, including as-built plans; unexpired warranties, guarantees, indemnities and claims against third parties; contract rights related to the construction, operation, repair, renovation, ownership or management of the Lansbrook Property; pending permit or approval applications as well as existing permits, approvals and licenses (to the extent assignable); insurance proceeds and condemnation awards; and books and records relating to the Lansbrook Property.

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“Interests” shall mean the Lansbrook Interests.

“Joinder” shall have the meaning given to it in Section 8.8 hereof.

“KeyBank Line of Credit” shall mean that certain revolving line of credit lending facility provided by KeyBank, N.A., and its Affiliates to Sellers and certain of their Affiliates.

“Land” shall mean, for the Property, the land owned by Lansbrook Titleholder, as described in the Existing Title Policy insuring such Lansbrook Titleholder, and all rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances in anywise appertaining to the land, including any and all mineral rights, development rights, water rights and the like; and all right, title, and interest of Lansbrook Titleholder in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the land.

“Lansbrook Interests” shall have the meaning given to it in the Recitals to this Agreement.

“Lansbrook JV” shall have the meaning given to it in the Recitals to this Agreement.

“Lansbrook Property” or “Property” shall mean that certain multi-family apartment complex containing approximately 570 units known as Lansbrook Village located in Palm Harbor, Florida, as specifically set forth and identified by Exhibit A, and shall include the Real Property, the Leases, the Rents, the Personal Property, and the Intangible Property.

“Lansbrook Titleholder” shall have the meaning given to it in the Recitals to this Agreement.

“Laws” shall mean all applicable federal, state and local laws, rules, ordinances, regulations and codes, including without limitation, all zoning, building, health and safety, environmental, land use and persons with disabilities requirements.

“Leases” shall mean, as to the Property, all leases, subleases or other occupancy agreements pursuant to which any person has the right to occupy space in the Improvements.

“Lender” shall mean any lender, and its successors and assigns, identified under each Loan.

“Limitation Period” shall have the meaning given to it in Section 6.8 hereof.

“Loan” and “Loans” shall mean, individually and collectively as applicable, the mortgage loans encumbering the Property.

“Loan Documents” shall mean the documents and instruments evidencing and securing each of the Loans.

“Manager” shall mean BRG Manager, LLC, a Delaware limited liability company, as manager to the REIT Parent.

“Mandatory Cure Items” shall have the meaning given to it in Section 2.4 hereof.

“Material Adverse Effect” shall mean any circumstance, change or effect that (a) is materially adverse to the business, assets, property, results of operations or financial condition of any of the Companies or the Property, individually or in the aggregate, or (b) materially impedes the ability of the Sellers to consummate the transactions contemplated hereby; provided, however, a Material Adverse Effect shall exclude any circumstance, change or effect resulting from any one or more of the following: (i) any change in the United States or foreign economies or securities or financial markets in general, that does not materially disproportionately affect the business, assets, property, results of operations or financial condition of the Companies taken as a whole as compared to other similarly situated Persons in the industries in which the Companies operate, (ii) any change that generally affects any industry in which any of the Companies operates, that does not materially disproportionately affect the business, assets, property, results of operations or financial condition of the Companies taken as a whole as compared to other similarly situated Persons in the industries in which the Companies operate; (iii) any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) any action taken by REIT, BRG Lansbrook or REIT Parent in respect of the transactions contemplated hereby or in respect of the applicable Companies; (v) any changes in applicable Laws or accounting rules, which do not materially disproportionately affect the Companies taken as a whole as compared to other similarly situated Persons in the industries in which the Companies operate; or (vi) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated hereby.

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“Material Damage” and “Materially Damaged” shall have the meaning given to them in Section 3.2 hereof.

“Objection Notice” shall have the meaning given to it in Section 2.4 hereof.

“Objections” shall have the meaning given to it in Section 2.4 hereof.

“Org Chart” shall mean the organizational chart attached to this Agreement as Exhibit B.

“Permitted Exceptions” shall mean, the Existing Title Exceptions, any additional exceptions approved or deemed approved by REIT pursuant to Section 2.4 of this Agreement, documents and instruments securing any Loan, real estate Taxes not yet due and payable and the rights of tenants in possession as tenants only under the Leases without any option to purchase or right of first refusal with respect to the Property.

“Person” shall mean a corporation, partnership, limited liability company, business trust or individual.

“Personal Property” shall mean as to the Real Property, all right, title and interest of the Lansbrook Titleholder in and to all tangible personal property now or hereafter used in connection with the operation, ownership, maintenance, management, or occupancy of such Real Property, including, without limitation, all equipment, machinery, heating, ventilating and air conditioning units, furniture, art work, furnishings, trade fixtures, office equipment and supplies, and, whether stored on or off-site, all tools and maintenance equipment, supplies, and construction and finish materials not yet incorporated in the Improvements but held for repairs and replacements.

“Pledge Agreement” shall have the meaning given to it in Section 8.5 hereof.

“Property” shall have the meaning given to it in the definition of “Lansbrook Property”.

“Property Information” shall have the meaning given to it in Section 2.2 hereof.

“Property Manager” shall have the meaning given to it in the Recitals to this Agreement.

“Real Property” shall mean, the Land and the Improvements.

“REIT” shall have the meaning given to it in the preamble to this Agreement.

“REIT Indemnified Party” and “REIT Indemnified Parties” shall have the meaning given to them in Section 8.1 hereof.

“REIT Parent” shall mean Bluerock Residential Growth REIT, Inc., a Maryland corporation.

“REIT’s Representatives” shall have the meaning given to it in Section 2.1 hereof.

“Rent Roll” shall mean the rent roll for the Property delivered to REIT as part of the Property Information.

“Rents” shall mean, for the Property, all income from the applicable Real Property, including without limitation, all fixed or base rent, percentage rent, additional rent or other amounts payable by tenants under Leases with respect to operating expenses, Taxes or other charges under the Leases.

“Seller” and “Sellers” shall have the meaning given to them in the preamble to this Agreement.

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“Sellers’ Reps” shall have the meaning given to it in Section 6.7(a) hereof.

“Service Contracts” shall mean, all service contracts and other contracts, agreements or instruments relating to the ownership, use, management or operation of the Property, including equipment leases or any other lease in which Lansbrook Titleholder is lessee, but excluding the Leases, which are not cancellable upon less than ninety (90) days prior notice or which are valued in excess of fifty thousand dollars ($50,000) annually.

“SOIF II” shall have the meaning given to it in the preamble to this Agreement.

“SOIF II Lansbrook Interest” shall have the meaning given to it in the Recitals to this Agreement.

“SOIF III” shall have the meaning given to it in the preamble to this Agreement.

“SOIF III Lansbrook Interest” shall have the meaning given to it in the Recitals to this Agreement.

“SOIF Indemnified Party” and “SOIF Indemnified Parties” shall have the meaning given to them in Section 8.6 hereof.

“SOIF Parties” shall have the meaning given to it in the preamble to this Agreement.

“Subsidiary” and “Subsidiaries” shall mean, individually and collectively, each of the limited liability companies owned directly or indirectly by each of the Companies, as shown on the Org Chart attached to this Agreement as Exhibit B.

“Tax” and “Taxes” shall mean, individually and collectively, all federal, state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, bulk sales taxes, transient occupancy taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, Transfer Taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies or other additions to taxes, including interest, fines and penalties.

“Tax Warranties” shall have the meaning given to it in Section 6.8 hereof.

“Title and Authority Warranties” shall have the meaning given to it in Section 6.8 hereof.

“Transaction Conditions” shall have the meaning given to it in Section 4.2(a) hereof.

“Transfer Taxes” shall mean any and all taxes on the transfer, or deemed transfer, of the Property as a result of the conveyance of the Lansbrook Interests pursuant to this Agreement payable pursuant to applicable Laws, but if and only to the extent that the conveyance of the Lansbrook Interests pursuant to this Agreement is deemed to constitute a transfer of the Property that is subject to such tax, but not including real estate taxes or income taxes.

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